PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To prospectus dated May 26, 2005)	Registration No. 333-110574

NovaStar Financial, Inc.

1,500,000 Shares

Common Stock

We are offering 1,500,000 shares of our common stock, par value $0.01 per share. Our common stock is listed on the New York Stock Exchange under the symbol “NFI.” The last reported sale price of our common stock on that exchange on May 26, 2005 was $35.53 per share.

Investing in our common stock involves risks.

See “ Risk Factors” beginning on page S-6.

	Per Share	Total
Public Offering Price	$35.00	$52,500,000
Underwriting Discounts and Commissions	$1.40	$2,100,000
Proceeds, Before Expenses, to Us	$33.60	$50,400,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We have granted the underwriters a 30-day option to purchase up to an additional 225,000 shares of our common stock to cover over-allotments, if any, at the public offering price per share, less the underwriting discounts and commissions.

The underwriters are offering the shares of common stock as described in “Underwriting.” The underwriters expect to deliver the shares of our common stock to purchasers on or about June 2, 2005.

JMP Securities	Flagstone Securities

The date of this prospectus supplement is May 26, 2005

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectus is accurate only as of the date it is presented. Our business, financial condition, results of operations and prospects may have changed since these dates.

PROSPECTUS SUPPLEMENT

PROSPECTUS DATED MAY 26, 2005

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, without limitation, the ability to generate sufficient liquidity, including raising equity capital, the size and frequency of our securitizations, the amount of interest we earn on our mortgage loans, interest rate fluctuations on our assets that differ from those on our liabilities, changes in the difference between short-term and long-term interest rates, increase in prepayment rates on our mortgage assets, changes in assumptions regarding estimated loan losses or fair value amounts, the availability of financing and, if available, the terms of any financing, regulatory changes, our compliance with applicable state and federal regulations, changes in origination and resale pricing of mortgage loans, growth in markets which we serve, results of litigation to which we are a party, and changes in general market and economic conditions. For a discussion of other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see our Annual Report on Form 10-K for the year ended December 31, 2004, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, our Current Report on Form 8-K filed with the Securities and Exchange Commission, or the Commission, on May 24, 2005 and the “Risk Factors” section of this prospectus supplement. We do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

We encourage you to read this prospectus supplement and the accompanying prospectus, as well as the information that is incorporated by reference into this prospectus supplement and the accompanying prospectus. You should carefully consider the factors set forth under “Risk Factors” beginning on page S-6 in this prospectus supplement and in the other reports referred to above before making an investment decision to purchase shares of our common stock. Unless the context otherwise requires, references to “we,” “our,” “us,” or the “Company” in this prospectus supplement mean NovaStar Financial, Inc. and its subsidiaries. Unless otherwise indicated, the information in this prospectus supplement does not give effect to the exercise of the underwriters’ over-allotment option.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus supplement and the accompanying prospectus, including in each case the documents incorporated by reference, and with particular attention to the section entitled “Risk Factors” beginning on page S-6 and our consolidated financial statements and the notes to the consolidated financial statements incorporated by reference. All references herein to number of shares of common stock and per share amounts are adjusted to reflect a two-for-one stock split effective as of December 1, 2003.

NOVASTAR FINANCIAL, INC.

We are a specialty finance company that operates primarily through three separate but inter-related units, including mortgage portfolio management, mortgage lending and loan servicing and branch operations.

We have elected to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Code, since the beginning of our taxable year ended December 31, 1996. As a result, our earnings are generally not subject to federal income tax to the extent that we distribute our earnings to stockholders and maintain our qualification as a REIT. NovaStar Mortgage, Inc., or NovaStar Mortgage, and certain other of our subsidiaries are operated as “taxable REIT subsidiaries” under the REIT tax rules. As such, any earnings that we derive through NovaStar Mortgage and our other taxable REIT subsidiaries are effectively subject to a corporate level tax. We believe the REIT structure is one of the most desirable for owning loans and mortgage securities and conducting mortgage operations. We are self-advised and self-managed. We do not need to rely, and do not rely, on a third-party advisor to provide portfolio investment advice or a third-party manager for the day-to-day administration of our business operations. We believe that our structure favorably distinguishes us from many other mortgage REITs.

NovaStar Financial, Inc., or NovaStar Financial, was incorporated in the State of Maryland on September 13, 1996 and began operations in December 1996. Our principal executive offices are located at 8140 Ward Parkway, Suite 300, Kansas City, Missouri 64114. Our telephone number is (816) 237-7000.

Mortgage Portfolio Management

We manage a long-term mortgage asset portfolio through a tax-advantaged REIT structure at the NovaStar Financial parent level. Our portfolio consists primarily of mortgage securities we retain from the securitization transactions of NovaStar Mortgage or the resecuritization transactions of NovaStar Financial.

These securities include AAA- and non-rated interest only securities, prepayment penalty bonds and other subordinated mortgage securities. Mortgage securities are generally financed initially with repurchase agreements and other short-term debt facilities, pending inclusion in long-term resecuritizations. The majority of our net earnings are generated from spread income on the mortgage loan and securities portfolio and from gains on sales of loans sold outright for cash or in securitization transactions.

Mortgage Lending and Loan Servicing

Our subsidiary, NovaStar Mortgage, originates primarily nonconforming, single-family residential mortgage loans. NovaStar Mortgage has developed a nationwide network of wholesale loan brokers and mortgage lenders who submit mortgage loans to NovaStar Mortgage. These brokers and mortgage lenders are independent from us, except for brokers at NovaStar Home Mortgage, Inc., or NovaStar Home Mortgage, as described below. NovaStar Mortgage underwrites these mortgage loans and funds approved mortgage loans using a proprietary web-based underwriting system that may be accessed directly by these brokers and mortgage lenders for nonconforming residential mortgage loans. Nonconforming loans are sold primarily through securitization transactions completed by NovaStar Mortgage. NovaStar Mortgage may also sell pools of nonconforming loans to third parties under market conditions which it deems appropriate.

Nonconforming loans are mortgage loans that do not meet the criteria for loans to be owned or guaranteed by Fannie Mae or Freddie Mac. Nonconforming borrowers may include individuals who have impaired or limited credit profiles or higher debt-to-income ratios than traditional mortgage lenders allow. These borrowers also include individuals who, due to self-employment or other circumstances, have difficulty documenting their income. These types of borrowers are generally willing to pay higher mortgage loan origination fees and interest rates than those charged by conventional lending sources. Because many of these borrowers typically use the proceeds of the mortgage loans to consolidate and refinance debt and to finance home improvements, education and other consumer needs, loan volume is generally less dependent on general levels of interest rates or home sales and, therefore, less cyclical than conventional mortgage lending.

Branch Operations

We operate our retail mortgage broker business under the name NovaStar Home Mortgage. The branch business provides an additional source for mortgage loan originations that we generally sell through our securitization transactions. During the first three months of 2005 and 2004, our branches brokered non-conforming loans of $481.3 million and $849.0 million, respectively, of which we funded $198.5 million and $411.8 million, respectively. These decreases are due to branch terminations that occurred during 2004 and the first three months of 2005.

RECENT DEVELOPMENTS

First Quarter Results and Dividend Declarations

For the quarter ended March 31, 2005, our income from continuing operations available to the holders of our common stock was $34.5 million, or $1.23 per diluted share, as compared to $31.4 million, or $1.24 per diluted share, in the first quarter of 2004. We also reported a loss from discontinued operations, net of income tax, of $1.0 million, or $0.04 per diluted share, and $1.7 million, or $0.07 per diluted share, for the three months ended March 31, 2005 and 2004, respectively. Our portfolio of mortgage loans under management was $12.9 billion as of March 31, 2005, compared to $8.4 billion as of March 31, 2004.

We originated and purchased $1.9 billion of non-conforming, residential mortgage loans in the first quarter of 2005, compared to $1.8 billion in the first quarter of 2004.

On May 2, 2005, we announced a dividend of $1.40 per share of common stock for the first quarter of 2005. The dividend is payable on May 27, 2005 to the holders of record of our common stock as of May 13, 2005. Investors in this offering will not receive this dividend with respect to shares of common stock purchased in this offering.

On May 10, 2005, we announced a dividend of $0.55625 per share on our 8.90% Series C Cumulative Redeemable Preferred Stock for the second quarter 2005. The dividend is payable on June 30, 2005 to the holders of record of our preferred stock as of June 1, 2005.

On May 27, 2005, we intend to complete a securitization, NovaStar Mortgage Funding Trust Series 2005-2, which will offer 17 rated classes of certificates with a face value of $1.8 billion. We will retain the Class C certificate, which has a notional amount of $1.8 billion and will entitle us to receive excess and prepayment penalty fee cash flow from the underlying loan collateral and serves as overcollateralization. Other than prepayment penalty fee cash flow, the Class C certificate will be subordinated to the other classes of certificates issued in the securitization. On May 27, 2005, $1.0 billion in loans collateralizing NMFT Series 2005-2 will be delivered to the trust. The remaining $0.8 billion in loans is expected to be delivered to the trust by August 24, 2005.

Litigation

Since April 2004, a number of substantially similar class action lawsuits have been filed and consolidated into a single action in the United States District Court for the Western District of Missouri. The consolidated complaint names as defendants us and three of our executive officers, and generally alleges that the defendants made public statements that were misleading for failing to disclose certain regulatory and licensing matters. The plaintiffs purport to have brought this consolidated action on behalf of all persons who purchased our common stock (and sellers of put options on our common stock) during the period October 29, 2003 through April 8, 2004. On January 14, 2005 , the Company filed a motion to dismiss this action, and on May 12, 2005, the court denied such motion. We believe that these claims are without merit and intend to vigorously defend against them.

THE OFFERING

Issuer	NovaStar Financial, Inc.

Common stock offered	1,500,000 shares

Common stock to be outstanding after this offering	29,397,946 shares

New York Stock Exchange symbol	NFI

Use of proceeds	We are raising funds in this offering primarily to fund the origination of mortgage loans and for general corporate purposes.

The above information is based on 27,897,946 shares of common stock outstanding as of March 31, 2005 and excludes (i) 492,065 shares of our common stock issuable upon exercise of outstanding options on the date of this prospectus supplement under our 1996 Executive and Non-Employee Director Stock Option Plan and our 2004 Incentive Stock Plan with a weighted average exercise price of $16.01 per share of common stock and (ii) 978,065 shares of our common stock issued after March 31, 2005 through May 22, 2005, under our Direct Stock Purchase and Dividend Reinvestment Plan. Subsequent to March 31, 2005, we have issued no shares of our common stock pursuant to the exercise of options. The number of shares of common stock outstanding as of March 31, 2005 includes 53,249 shares of restricted stock that are subject to forfeiture upon the termination of employment of the respective holders of such restricted stock for any reason during the restrictive period set forth in the Restricted Stock Award Agreement of each such holder.

Unless otherwise stated, the information in this prospectus supplement assumes that the underwriters will not exercise their over-allotment option to purchase up to 225,000 additional shares of our common stock.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following selected consolidated financial and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in our Current Report on Form 8-K filed with the Commission on May 24, 2005 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. Dollar amounts are in thousands, except per share amounts.

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2005	2004	2004	2003	2002
	(unaudited)
Consolidated Statement of Operations Data
Interest income	$62,055	$50,359	$224,024	$170,420	$107,143
Interest expense	16,607	10,721	52,590	40,364	27,728
Credit (losses) recoveries	(619)	(146)	(726)	389	432
Net interest income	44,829	39,492	170,708	130,445	79,847
Fee income	18,583	17,987	67,085	68,341	35,983
Gains on sales of mortgage assets	18,246	51,780	144,950	144,005	53,305
Gains (losses) on derivative instruments	14,601	(25,398)	(8,905)	(30,837)	(36,841)
General and administrative expenses	60,286	50,174	231,455	174,408	84,594
Income from continuing operations	36,187	32,646	121,957	111,996	48,761
Loss from discontinued operations, net of income tax	(984)	(1,721)	(6,568)	—	—
Net income available to common shareholders	33,540	29,650	109,124	111,996	48,761
Basic income per share:
Income from continuing operations available to common shareholders	$1.24	$1.27	$4.57	$5.04	$2.35
Loss from discontinued operations, net of income tax	(0.03)	(0.07)	(0.26)	—	—

Net income available to common shareholders	$1.21	$1.20	$4.31	$5.04	$2.35
Diluted earnings per share:
Income from continuing operations available to common shareholders	$1.23	$1.24	$4.49	$4.91	$2.25
Loss from discontinued operations, net of income tax	(0.04)	(0.07)	(0.25)	—	—

Net income available to common shareholders	$1.19	$1.17	$4.24	$4.91	$2.25

	As of March 31,		As of December 31,
	2005	2004	2004	2003	2002
	(unaudited)
Consolidated Balance Sheet Data
Mortgage assets:
Mortgage loans	$639,306	$861,168	$807,121	$792,709	$1,133,509
Mortgage securities	530,578	404,003	632,328	382,287	178,879
Total assets	1,568,082	1,583,827	1,861,311	1,399,957	1,452,497
Borrowings	1,001,114	1,122,288	1,295,422	1,005,516	1,225,228
Stockholders’ equity	458,622	369,122	426,344	300,224	183,257

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2005	2004	2004		2003		2002
	(unaudited)
Other Data
Loans originated and purchased, principal	$1,959,758	$1,801,912	$8,486,028		$5,994,492		$2,781,539
Loans securitized, principal	$2,100,000	$1,702,658	$8,329,804		$5,319,435		$1,560,001
Nonconforming loans sold, principal	$—	$—	$—		$151,210		$142,159
Loan servicing portfolio, principal	$12,860,740	$8,428,852	$12,151,196		$7,206,113		$3,657,640
Annualized return on assets	8.21%	8.29%	6.48%		8.24%		6.31%
Annualized return on equity	31.82%	36.96%	31.69%		48.92%		31.61%
Taxable income available to common shareholders (A)	$67,885	$42,705	$250,501		$137,851		$49,511
Taxable income per common share (A)	$2.43	$1.72	$9.04		$5.64		$2.36
Dividends declared per common share	$1.40	$1.35	$6.75	(B)	$5.04	(C)	$2.15
Dividends declared per preferred share	$0.56	$0.43	$2.11		$—		$—

(A)	Taxable income for the years ended December 31, 2003 and 2002 are actual while taxable income for the year ended December 31, 2004 and the three months ended March 31, 2005 and 2004 are estimates. The shares of common stock outstanding as of the end of each period presented is used in calculating the taxable income per share of common stock.
(B)	Includes a $1.25 special dividend per share of common stock related to 2004 taxable income.
(C)	Includes a $0.165 special dividend per share of common stock related to 2002 taxable income.

RISK FACTORS

You should consider the following risk factors before deciding to purchase shares of our common stock. We also refer you to the discussion of risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated into this prospectus supplement by reference.

Failure to renew or obtain adequate funding under warehouse facilities and repurchase agreements may harm our lending operations.    We are currently dependent upon a limited number of primary credit facilities for funding of our mortgage loan originations and acquisitions. Any failure to renew or obtain adequate funding under these financing arrangements could harm our lending operations and our overall performance. An increase in the cost of financing in excess of any change in the income derived from our mortgage assets could also harm our earnings and reduce the cash available for distribution to our stockholders. In October 1998, the subprime mortgage loan market faced a liquidity crisis with respect to the availability of short-term borrowings from major lenders and long-term borrowings through securitization. At that time, we faced significant liquidity constraints which harmed our business and our profitability. We can provide no assurance that those adverse circumstances will not recur.

An interruption or reduction in the securitization and whole loan markets or change in terms offered by these markets would hurt our financial position.    We are dependent on the securitization market for the sale of our loans because we securitize loans directly and many of our whole loan buyers purchase our loans with the intention to securitize. The securitization market is dependent upon a number of factors, including general economic conditions, conditions in the securities market generally and in the asset-backed securities market specifically. In addition, poor performance of our previously securitized loans could harm our access to the securitization market. Accordingly, a decline in the securitization market or in our ability to obtain attractive terms or in the market’s demand for our loans could harm our results of operations, financial condition and business prospects.

Financing with repurchase agreements may lead to margin calls if the market value of mortgage assets declines.    We use repurchase agreements to finance our acquisition of mortgage assets in the short-term. In a repurchase agreement, we sell an asset and agree to repurchase the same asset at some point in time in the future. Generally, the repurchase agreements we enter into provide that we must repurchase the asset in 30 days. For financial accounting purposes, these arrangements are treated as secured financings. We retain the assets on our balance sheet and record an obligation to repurchase the asset. The amount we may borrow under these arrangements is generally 96% to 98% of the asset market value. When asset market values decrease, we are required to repay the margin, or difference in market value. To the extent the market values of assets financed with repurchase agreements decline rapidly, we will be required to meet cash margin calls. If cash is unavailable to meet margin calls, or if we fail to satisfy certain financial covenants set forth in the repurchase agreements, we may default on our obligations under the applicable repurchase agreement. In that event, the lender retains the right to liquidate the collateral we provided to it to settle the amount due from us.

Limited access to additional capital may ultimately curtail growth.    Cash is required to fund loans we originate as financing arrangements allow us to borrow a percentage, typically 98%, of the mortgage note amount. If we are unable to obtain sufficient cash resources, we may not be able to sustain asset growth.

Changes in interest rates may harm our results of operations.    Our results of operations are likely to be harmed during any period of unexpected or rapid changes in interest rates. For example, a substantial or sustained increase in interest rates could harm our ability to acquire mortgage loans in expected volumes. This could result in a decrease in our earnings and in our ability to support our fixed overhead expense levels. Interest rate fluctuations may harm our earnings as a result of potential changes in the spread between the interest rates on our borrowings and the interest rates on our mortgage assets. In addition, mortgage prepayment rates vary depending on such factors as mortgage interest rates and market conditions. Changes in anticipated prepayment rates may harm our earnings.

Failure to hedge effectively against interest rate changes may harm our results of operations.    We attempt to minimize exposure to interest rate fluctuations by hedging. Asset/liability management hedging strategies involve risk and may not be effective in reducing our exposure to interest rate changes. Moreover, compliance with the REIT provisions of the Code may prevent us from effectively implementing the strategies that we determine, absent such compliance, would best insulate us from the risks associated with changing interest rates.

Mortgage insurers may not pay claims resulting in increased credit losses or may in the future change their pricing or underwriting guidelines.    From time to time we use mortgage insurance to mitigate the risk of credit losses. The inclination to obtain mortgage insurance coverage is dependent on pricing trends. In the future there can be no assurance that mortgage insurance coverage on our new mortgage loan production will be available at rates that we believe are economically viable for us. We also face the risk that our mortgage insurers might not continue to have the financial ability to pay all claims presented by us. In addition, mortgage insurers have the right to deny a claim if the loan is not properly serviced or has been improperly originated. We also face the risk that mortgage insurance providers will revise their guidelines to such an extent that we will no longer be able to acquire coverage on our new mortgage loan production or will set their premiums at levels that we believe are not economically viable. Any of those events could increase our credit losses and harm our results of operations.

Differences in our actual experience compared to the assumptions that we use to determine the value of our mortgage securities—available-for-sale could adversely affect our financial position.    Currently, our securitization transactions are structured to be treated as sales for financial reporting purposes and, therefore, result in gain recognition at closing. Delinquency, loss, prepayment and discount rate assumptions have a material impact on the amount of gain recognized and on the carrying value of the retained mortgage securities—available-for-sale. The gain on sale method of accounting may create volatile earnings in certain environments, including when loan securitizations are not completed on a consistent schedule. If our actual experience differs materially from the assumptions that we use to determine the value of our mortgage securities—available-for-sale, future cash flow, earnings and equity could be negatively affected.

Changes in accounting standards might cause us to alter the way we structure or account for securitizations.    Changes could be made to the current accounting standards which would limit the types of transactions eligible for gain on sale treatment. These changes could cause us to alter the way we either structure or account for securitizations, which may harm our results of operations or financial condition.

We face loss exposure due to the underlying real estate.    A substantial portion of our mortgage assets consist of single-family mortgage loans or mortgage securities—available-for-sale evidencing interests in single-family mortgage loans. Any material decline in real estate values would weaken our collateral loan-to-value ratios and increase the possibility of loss if a borrower defaults. In such event, we will be subject to the risk of loss on such mortgage assets arising from borrower defaults to the extent not covered by third-party credit enhancement.

We face loss exposure due to fraudulent and negligent acts on the part of loan applicants, employees, mortgage brokers and other vendors.    When we originate and purchase mortgage loans, we rely heavily upon information provided to us by third parties, including information relating to the loan application, property appraisal, title information and employment and income documentation. If any of this information is fraudulently or negligently misrepresented to us and such misrepresentation is not detected by us prior to loan funding, the value of the loan may be significantly lower than we expected. Whether a misrepresentation is made by the loan applicant, the loan broker, one of our employees, or any other third party, we generally bear the risk of loss associated with the misrepresentation. A loan subject to misrepresentation typically cannot be sold or is unsellable and subject to repurchase by us if it is sold prior to our detection of the misrepresentation. Even though we may have rights against the person(s) who knew or made the misrepresentation, we may not be able to recover against such persons the amount of the monetary loss caused to us by the misrepresentation.

Loans made to nonconforming mortgage borrowers entail relatively higher delinquency and loss rates.    Lenders in the nonconforming mortgage banking industry make loans to borrowers who have impaired or limited credit histories, limited documentation of income and higher debt-to-income ratios than traditional mortgage lenders allow. Mortgage loans made to nonconforming mortgage loan borrowers generally entail a relatively higher risk of delinquency and foreclosure than mortgage loans made to borrowers with better credit and, therefore, may result in higher levels of realized losses. Any failure by us to adequately address the risks of nonconforming lending could harm our results of operations, financial condition and business prospects.

Current loan performance data may not be indicative of future results.    When making capital budgeting and other decisions, we use projections, estimates and assumptions based on our experience with mortgage loans. Actual results and the timing of certain events could differ materially in adverse ways from those projected, due to factors including changes in general economic conditions, fluctuations in interest rates, fluctuations in mortgage loan prepayment rates and fluctuations in losses due to defaults on mortgage loans. These differences and fluctuations could rise to levels that may harm our profitability.

Market factors may limit our ability to acquire mortgage assets at yields that are favorable relative to borrowing costs.    Despite our experience in the acquisition of mortgage assets and our relationships with various mortgage suppliers, we face the risk that we might not be able to acquire mortgage assets which earn interest rates greater than our cost of funds or that we might not be able to acquire a sufficient number of such mortgage assets to maintain our profitability.

Intense competition in the nonconforming mortgage loan industry may result in reduced net income or in revised underwriting standards that would harm our operations.    We face intense competition, primarily from commercial banks, savings and loans, other independent mortgage lenders and other mortgage REITs. The government-sponsored entities, Fannie Mae and Freddie Mac, may also expand their participation in the subprime mortgage industry. Any increase in the competition among lenders to originate or purchase nonconforming mortgage loans may result in either reduced interest income on such mortgage loans compared to present levels, which may reduce net income, or revised underwriting standards permitting higher loan-to-value ratios on properties securing nonconforming mortgage loans, which may harm our operations. In addition, certain of the states where we originate mortgage loans restrict or prohibit prepayment penalties on mortgage loans. In the past, we have been able to rely on the federal Alternative Mortgage Transaction Parity Act to preempt these state restrictions and prohibitions. However, on September 25, 2002, the Office of Thrift Supervision released a rule that reduced the scope of the federal preemption. As a result, we are required to comply with state restrictions on prepayment penalties, which may put us at a competitive disadvantage relative to other financial institutions that will continue to benefit from the federal preemption rule.

Our failure to comply with federal, state or local regulation of mortgage lending, broker compensation programs or local branch operations could harm our operations and profitability.    As a mortgage lender and broker, we are subject to many laws and regulations. Any failure to comply with these rules and their interpretations or with any future interpretations or judicial decisions could harm our profitability or cause an adverse change in the way we do business. For example, several lawsuits have been filed challenging types of payments made by mortgage lenders to mortgage brokers. Also, in our branch operations, we allow our branch managers considerable autonomy, which could result in our facing greater exposure to third-party claims if our compliance programs are not strictly adhered to.

New legislation could restrict our ability to make mortgage loans, which could harm our earnings.    Several states and cities are considering or have passed laws, regulations or ordinances aimed at curbing predatory lending practices. The federal government is also considering legislative and regulatory proposals in this regard. In general, these proposals involve lowering the existing federal Homeownership and Equity Protection Act thresholds for defining a “high-cost” loan, and establishing enhanced protections and remedies for borrowers who receive such loans. Passage of these laws and rules could reduce our loan origination volume. In addition, many whole loan buyers may elect not to purchase any loan labeled as a “high cost” loan under any local, state or federal law or regulation. Rating agencies likewise may refuse to rate securities backed by such loans. Accordingly, these laws and rules could severely restrict the secondary market for a significant portion of our loan production. This would effectively preclude us from continuing to originate loans either in jurisdictions unacceptable to the rating agencies or otherwise within the newly defined thresholds and could harm our business.

New legislation related to corporate governance may increase our costs of compliance and our liability.    Recently enacted and proposed laws, regulations and standards relating to corporate governance and disclosure requirements applicable to public companies, including the Sarbanes-Oxley Act of 2002, new Commission regulations and New York Stock Exchange rules have increased the costs of corporate governance, reporting and disclosure practices. These costs may increase in the future due to our continuing implementation of compliance programs mandated by these requirements. In addition, these new laws, rules and regulations create new legal bases for administrative enforcement, civil and criminal proceedings against us in case of non-compliance, thereby increasing our risks of liability and potential sanctions.

If we fail to maintain REIT status, we would be subject to tax as a regular corporation. We conduct a substantial portion of our business through our taxable REIT subsidiaries, which creates additional compliance requirements.    We must comply with various tests to continue to qualify as a REIT for federal income tax purposes, including the requirement that we distribute 90% of taxable income to our stockholders. If we do not have sufficient cash, or our ability to declare and pay dividends is restricted, our REIT status could be at risk. We conduct a substantial portion of our business through taxable REIT subsidiaries, such as NovaStar Mortgage. Despite our qualification as a REIT, our taxable REIT subsidiaries must pay federal income tax on their taxable income. Our income from, and investments in, our taxable REIT subsidiaries do not constitute permissible income or investments for some of the REIT qualification tests. While we attempt to ensure that our dealings with our taxable REIT subsidiaries will not adversely affect our REIT qualification, no assurance can be given that we will successfully achieve that result. Furthermore, we may be subject to a 100% penalty tax, or our taxable REIT subsidiaries may be denied deductions, to the extent that our dealings with our taxable REIT subsidiaries are deemed not to be arm’s length in nature.

Restrictions on ownership of capital stock may inhibit market activity and the resulting opportunity for holders of our capital stock to receive a premium for their securities.    In order for us to meet the requirements for qualification as a REIT, our charter generally prohibits any person from acquiring or holding, directly or indirectly, shares of our capital stock in excess of 9.8% of the outstanding shares. This restriction may inhibit market activity and the resulting opportunity for the holders of our capital stock to receive a premium for their stock that might otherwise exist in the absence of such restrictions.

There is no assurance of an active public trading market.    Our common stock’s trading volume is relatively low compared to the securities of many other companies listed on the New York Stock Exchange. There is no assurance that an active public trading market for our common stock will be sustained, in which case the trading price of our common stock could be adversely affected and your ability to transfer your shares of our common stock may be limited.

Investors in our common stock may experience losses, volatility and poor liquidity, and we may reduce or delay payment of our dividends in a variety of circumstances.    Our earnings, cash flow, book value and dividends can be volatile and difficult to predict. Investors should not rely on predictions or management beliefs. Although we seek to pay a regular common stock dividend at a rate that is sustainable, we may reduce our dividend payments in the future for a variety of reasons. We may not provide public warnings of such dividend reductions or payment delays prior to their occurrence. Fluctuations in our current and prospective earnings, cash flow and dividends, as well as many other factors such as perceptions, economic conditions, stock market conditions, and the like, can affect the price of our common stock. Investors may experience volatile returns and material losses. In addition, liquidity in the trading of our common stock may be insufficient to allow investors to sell their stock in a timely manner or at a reasonable price.

Various legal proceedings could adversely affect our financial condition or results of operations.    In the normal course of our business, we are subject to various legal proceedings and claims. Since April 2004, a number of substantially similar securities class action lawsuits have been filed and consolidated into a single action in the United States District Court of the Western District of Missouri and several derivative lawsuits have been filed in the United States District Court in Kansas City and in Missouri and Maryland state courts against us and/or several of our executive officers and/or directors. The complaints generally claim that the defendants are liable for making or failing to prevent alleged misstatements or omissions in our public disclosures. On January 14, 2005, we filed a motion to dismiss the securities class action lawsuit, and on May 12, 2005, the court denied such motion. In April 2004, we received notice of an informal inquiry from the Commission requesting that we provide various documents relating to our business. We have cooperated fully with the Commission’s inquiry and provided it with the requested information. We last provided information to the Commission in October 2004. We have received no additional requests or inquiries from the Commission since that time. In January 2005, we agreed upon a settlement with the plaintiff in the class and collective action regarding the allegation that NovaStar Home Mortgage and NovaStar Mortgage failed to pay members of the class overtime premium and minimum wage as required by the Fair Labor Standards Act and California state laws. The settlement is subject to court approval. The resolution of these legal matters could result in material adverse impact on our results of operations, financial condition and business prospects.

Failure to register shares under employee benefit plans or qualify for applicable exemptions could result in corrective action.    We maintain a number of equity-based compensation plans for our employees, including broad-based plans such as 401(k) plans. In the event that the shares under any such plans are not registered under the Securities Act and an applicable exemption from registration is not available, we may be required to take corrective action for the benefit of the affected participants, which could be costly.

Regulation as an investment company could harm our business; efforts to avoid regulation as an investment company could limit our operations.    We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. Investment Company Act regulations, if deemed applicable to us, would prevent us from conducting our business as described in this prospectus supplement by, among other things, substantially limiting our ability to use borrowings. The Investment Company Act exempts entities that are primarily engaged in purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. Under the Commission’s current interpretation, in order to qualify for this exemption we must maintain at least 55% of our assets directly in “qualifying real estate interests.” However, the Commission has taken the position that mortgage-backed securities that do not represent all of the certificates issued with respect to an underlying pool of mortgages may be treated as securities separate from the underlying mortgage loans and, thus, may not be counted towards our satisfaction of the 55% requirement. Our ownership of these mortgage-backed securities, therefore, is limited by the provisions of the Investment Company Act. In addition, competition may prevent us from acquiring assets that meet the 55% requirement at favorable yields or from acquiring sufficient qualifying assets to maintain our exemption under the Investment Company Act. If the Commission changes its position on the interpretation of the exemption, we could be required to sell assets under potentially adverse market conditions in order to meet the new requirements.

Changes in Internal Revenue Service regulations regarding the timing of income recognition and/or deductions could materially adversely affect the amount of our dividends.    On September 30, 2004, the Internal Revenue Service, or the IRS, released Announcement 2004-75, which describes rules that may be included in proposed IRS regulations regarding the timing of recognizing income and/or deductions attributable to interest-only securities. We believe the effect of these regulations, if adopted, would narrow the spread between book income and taxable income on the interest-only securities we hold and would thus reduce our taxable income. A significant portion of our mortgage securities—available-for-sale consist of interest-only securities. If regulations are adopted by the IRS that reduce our taxable income, our dividend may be reduced because the amount of our dividend is entirely dependent upon our taxable income.

USE OF PROCEEDS

Based on the public offering price of $35.00 per share, we will receive approximately $50,180,000 in net proceeds from the sale of the shares of our common stock in this offering, or approximately $57,740,000 if the underwriters’ over-allotment option is exercised in full, after payment of estimated expenses related to this offering and underwriting discounts and commissions.

We intend to use the net proceeds from this offering, together with borrowings, primarily to fund the origination of mortgage loans and for general corporate purposes. Pending use of the net proceeds to fund the origination of mortgage loans, the net proceeds may be used to reduce our borrowings.

CAPITALIZATION

The following table sets forth our actual capitalization at March 31, 2005 and as adjusted to give effect to the issuance of 1,500,000 shares of our common stock offered hereby and the application of the estimated net proceeds therefrom. The capitalization information set forth in the table below is qualified by the more detailed consolidated financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

	As of March 31, 2005(A)
	Actual	As Adjusted
	(in thousands)
Stockholders’ Equity:
Capital stock, $0.01 par value per share, 50,000,000 shares authorized:
Redeemable preferred stock, $25 liquidating preference per share: 2,990,000 shares issued and outstanding	$30	$30
Common stock: 27,897,946 (actual) and 29,397,946 (as adjusted) shares issued and outstanding, respectively	279	294
Additional paid-in capital	439,308	489,473
Accumulated deficit	(91,451)	(91,451)
Accumulated other comprehensive income	111,257	111,257
Other	(801)	(801)

Total stockholders’ equity	$458,622	$508,802

(A)	Excludes (a) 492,065 shares of our common stock issuable upon exercise of outstanding options on the date of this prospectus supplement under our 1996 Executive and Non-Employee Director Stock Option Plan and our 2004 Incentive Stock Plan with a weighted average exercise price of $16.01 per share of common stock and (b) 978,065 shares of our common stock issued after March 31, 2005 through May 22, 2005, under our Direct Stock Purchase and Dividend Reinvestment Plan. Includes 53,249 shares of restricted stock that are subject to forfeiture upon the termination of employment of the respective holders of such restricted stock for any reason during the restrictive period set forth in the Restricted Stock Award Agreement of each such holder.

COMMON STOCK DIVIDEND POLICY AND DISTRIBUTION

We generally intend to distribute substantially all of our taxable income (which does not ordinarily equal net income as calculated in accordance with generally accepted accounting principles) to our stockholders so as to comply with the REIT provisions of the Code. We intend to make dividend distributions quarterly, however, we may not distribute a sufficient amount of our taxable income remaining after the distribution of the final regular quarterly dividend each year within the time frame required to avoid being subject to the nondeductible 4% excise tax. We expect to avoid federal income tax completely by distributing substantially all of our taxable income by the time that we file our tax return for the year to which the income relates. Our dividend policy is subject to revision at the discretion of our board of directors. Dividends will be authorized and declared at the discretion of our board of directors and will depend on our taxable income, our financial condition, maintenance of REIT status, restrictions contained in agreements to which we are a party, and other factors our board of directors deems relevant. Dividend distributions to the holders of our common stock are subject to the preferences of any class of preferred stock.

Distributions to stockholders will generally be subject to tax as ordinary income, although a portion of the distributions may be designated by us as capital gains or may constitute a tax-free return of capital. We generally do not intend to declare dividends that would result in a return of capital. Virtually none of our dividends will qualify for the reduced tax rate on corporate dividends. Annually, our transfer agent will furnish to each of our stockholders a statement of distributions paid during the preceding year and their characterization as ordinary income, capital gains or return of capital.

We have adopted a Direct Stock Purchase and Dividend Reinvestment Plan. Holders of our common stock are able to elect to have all or a percentage of the cash dividends automatically invested in additional shares of our common stock at a discount from the market price; that discount may range from 0% to 3%, without payment of any brokerage commission or service charge. Existing holders of our common stock and new investors are able to purchase shares of our common stock with optional cash payments of $100 to $10,000 per month at a discount determined by us each month and without payment of any brokerage commission or service charge; the discount may range from 0% to 3%. Optional cash payments in excess of the $10,000 monthly limit require our prior approval.

The following table presents cash dividends declared on our common stock for the periods indicated, adjusted to reflect a two-for-one stock split effective as of December 1, 2003:

Quarterly Cash Dividends Declared	2005	2004		2003		2002
First Quarter	$1.40	$1.35		$1.29	(A)	$0.40
Second Quarter	—	1.35		1.25		0.45
Third Quarter	—	1.40		1.25		0.50
Fourth Quarter	—	2.65	(B)	1.25		0.80

(A)	Includes a special dividend of $0.165 per share of common stock related to 2002 taxable income.
(B)	Includes a special dividend of $1.25 per share of common stock related to 2004 taxable income.

On March 15, 2005, we completed the issuance of $50 million in unsecured floating rate trust preferred securities through a newly formed statutory trust, NovaStar Capital Trust I, or NCTI. In connection with the issuance of the trust preferred securities, NovaStar Mortgage issued $51.6 million of junior subordinated debentures to NCTI pursuant to the Junior Subordinated Indenture dated March 15, 2005. NovaStar Financial guaranteed the debentures pursuant to the Parent Guarantee Agreement dated March 15, 2005. If an event of default has occurred and is continuing under the Junior Subordinated Indenture, NovaStar Mortgage may not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of its capital stock. In addition, NovaStar Financial may not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock if there has occurred and is continuing an event of default under the Parent Guarantee Agreement.

Our only issued, authorized and outstanding preferred stock consists of 2,990,000 shares of 8.90% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share, or the “Series C Preferred Stock,” which is listed on the New York Stock Exchange under the symbol “NFI PrC.” The Series C Preferred Stock is not convertible into any other securities. The shares of Series C Preferred Stock may be redeemed, in whole or in part, at our option, after January 22, 2009, at a redemption price equal to $25.00 per share, plus all accumulated, accrued and unpaid dividends, if any. Holders of the Series C Preferred Stock generally have no voting rights, but will have limited voting rights if we fail to pay dividends for six or more quarters. Dividends have been paid on our Series C Preferred Stock each quarter since its issuance in January 2004. Holders of Series C Preferred Stock are entitled to receive, when, as and if authorized by our board of directors, cumulative preferred cash dividends in an amount equal to $2.225 per share per annum payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. No dividends may be declared or paid on shares of our common stock unless full cumulative dividends have been, or contemporaneously are, declared and paid on the Series C Preferred Stock for all past dividend periods and the then current dividend period. In the event of any voluntary or involuntary liquidation, dissolution or winding up of NovaStar Financial, the holders of Series C Preferred Stock are entitled to receive, out of assets available for distribution to our stockholders, $25.00 per share, plus any accumulated and unpaid dividends, prior to any distribution to holders of our common stock.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the New York Stock Exchange under the symbol “NFI.” The following table summarizes the high and low intra-day sales prices for our common stock for the periods indicated, adjusted to reflect a two-for-one stock split effective as of December 1, 2003:

	2005				2004		2003
	High		Low		High	Low	High	Low
First Quarter	$49.88		$31.10		$70.32	$42.50	$18.10	$13.90
Second Quarter	40.38	(A)	34.06	(A)	66.59	28.75	30.50	17.15
Third Quarter	—		—		48.69	37.29	37.75	24.25
Fourth Quarter	—		—		58.04	40.19	45.80	28.63

(A)	Through May 26, 2005.

BUSINESS

Overview

We are a Maryland corporation which was formed on September 13, 1996 as a specialty finance company that originates, purchases, sells, invests in and services residential nonconforming loans. We operate through three separate but inter-related units—mortgage portfolio management, mortgage lending and loan servicing, and branch operations. We offer a wide range of mortgage loan products to borrowers, commonly referred to as “nonconforming borrowers,” who generally do not satisfy the credit, collateral, documentation or other underwriting standards prescribed by conventional mortgage lenders and loan buyers, including federal government-sponsored entities such as Fannie Mae or Freddie Mac. We retain significant interests in the nonconforming loans we originate and purchase through our mortgage securities investment portfolio. Through our servicing platform, we then service all of the loans in which we retain interests, in order to better manage the credit performance of those loans.

We have elected to be taxed as a real estate investment trust, or REIT, under the Code. We believe that the tax-advantaged structure of a REIT maximizes the after-tax returns from mortgage assets. We must meet numerous rules established by statute to retain our status as a REIT. In summary, among others, they require us to:

•	restrict investments to certain real estate related assets;

•	avoid certain investment trading and hedging activities; and

•	distribute at least 90% of taxable income to stockholders.

As long as we maintain our REIT status, distributions to stockholders will generally be deductible by us for income tax purposes. This deduction effectively eliminates corporate level income taxes. We believe we have met, and will continue to meet, the requirements to maintain our REIT status.

Mortgage Portfolio Management

•	We invest in assets generated primarily from our origination of nonconforming, single-family residential mortgage loans.

•	We operate as a long-term portfolio investor.

•	Financing is provided by issuing asset-backed bonds and entering into repurchase agreements.

•	Earnings are generated from the return on our mortgage securities—available-for-sale and on our mortgage loan portfolio.

•	Our mortgage securities—available-for-sale include classes of AAA- and non-rated interest only, prepayment penalty, and overcollateralization and other subordinated mortgage securities.

Earnings from our portfolio of mortgage loans and securities generate a substantial portion of our earnings. Gross interest income was $62.1 million for the three months ended March 31, 2005, compared with $50.4 million for the same period in 2004. Net interest income before provision for credit losses from the portfolio was $45.4 million for the three months ended March 31, 2005, compared to $39.6 million during the same period in 2004.

A significant risk to the portfolio management aspect of our operations is the risk that interest rates applicable to our assets will not adjust at the same times or in the same amounts that rates on our liabilities adjust. Many of the loans in our portfolio have fixed rates of interest for a period of time ranging from two to 30 years. Our funding costs are generally not constant or fixed. We use derivative instruments to mitigate the risk of our cost of funding increasing or decreasing at a faster rate than the interest on the loans (both those on the balance sheet and those that serve as collateral for mortgage securities—available-for-sale).

In certain circumstances, because we enter into interest rate agreements that do not meet the hedging criteria set forth in accounting principles generally accepted in the United States of America, or GAAP, we are required to record the change in the value of derivatives as a component of earnings even though they may reduce our interest rate risk. In times where short-term rates rise or drop significantly, the value of our agreements will increase or decrease, respectively. As a result, we recognized gains on these derivatives of $14.6 million for the three months ended March 31, 2005, compared with losses of $25.4 million for the same period in 2004.

Mortgage Lending and Loan Servicing

Our mortgage lending operation is significant to our financial results as it produces the loans that ultimately collateralize the mortgage securities—available-for-sale that we hold in our portfolio. During the first three months of 2005, we originated and purchased $1.9 billion in nonconforming mortgage loans compared with $1.8 billion during the same period of 2004. The majority of these loans were retained in our servicing portfolio and serve as collateral for our mortgage securities—available-for-sale. The loans we originate and purchase are generally sold, either in securitization transactions or in outright sales to third parties. During the first three months of 2005 we securitized $2.1 billion in loans compared to $1.7 billion during the same period of 2004. We recognized gains on sales of mortgage assets totaling $18.2 million during the three months ended March 31, 2005, compared with $51.8 million during the three months ended March 31, 2004. In securitization transactions accounted for as sales, we retain interest-only, prepayment penalty, overcollateralization and other subordinated securities, along with the right to service the loans.

Our wholly-owned subsidiary, NovaStar Mortgage, originates and purchases primarily nonconforming, single-family residential mortgage loans. In our nonconforming lending operations, we lend to individuals who generally do not qualify for agency/conventional lending programs because of a lack of available documentation or previous credit difficulties. These types of borrowers are generally willing to pay higher mortgage loan origination fees and interest rates than those charged by conventional lending sources. Because these borrowers typically use the proceeds of the mortgage loans to consolidate debt and to finance home improvements, education and other consumer needs, loan volume is generally less dependent on general levels of interest rates or home sales and, therefore, less cyclical than conventional mortgage lending.

Our nationwide loan origination network includes wholesale loan brokers, correspondent institutions and direct to consumer operations. We have developed a nationwide network of wholesale loan brokers and mortgage lenders who submit mortgage loans to us. Except for NovaStar Home Mortgage brokers described below, these brokers and mortgage lenders are independent from us. Our sales force, which includes account executives in 39 states, develops and maintains relationships with this network of independent retail brokers. Our correspondent origination channel consists of a network of institutions from which we purchase nonconforming mortgage loans on a bulk or flow basis. Our direct to consumer origination channel consists of call centers, which use telemarketing and internet loan lead sources to originate mortgage loans.

We underwrite, process, fund and service the nonconforming mortgage loans sourced through our broker network in centralized facilities.

A significant risk to our mortgage lending operations is liquidity risk—the risk that we will not have financing facilities and cash available to fund and hold loans prior to their sale or securitization. We maintain committed lending facilities with large banking and investment institutions to seek to reduce this risk. On a short-term basis, we finance mortgage loans using warehouse repurchase agreements. In addition, we have access to financing facilities secured by our mortgage securities—available-for-sale.

For long-term financing, we pool our mortgage loans and issue asset-backed bonds (ABB). Primary bonds—AAA through BBB rated—are issued to the public. We retain the interest only, prepayment penalty, overcollateralization and other subordinated bonds. We also retain the right to service the loans. Prior to 1999, our ABB transactions were executed and designed to meet accounting rules that resulted in securitizations being treated as financing transactions. The mortgage loans and related debt continue to be presented on our consolidated balance sheets, and no gain has been recorded. Beginning in 1999, our securitization transactions have been structured to qualify as sales for accounting and income tax purposes. The loans and related bond liability are not recorded in our consolidated financial statements. We do, however, record the value of the securities and servicing rights we retain.

Loan servicing remains a critical part of our business operations. We believe that maintaining contact with our borrowers is critical to managing credit risk and borrower retention. Nonconforming borrowers are more prone to late payments and are more likely to default on their obligations than conventional borrowers. By servicing our loans, we strive to identify problems with borrowers early and take quick action to address problems. Borrowers may be motivated to refinance their mortgage loans either by improving their personal credit or due to a decrease in interest rates. By keeping in close touch with borrowers, we can provide them with information about our products to encourage them to refinance with us. Mortgage servicing yields fee income for us in the form of fees paid by the borrowers for normal customer service and processing fees. In addition, we receive contractual fees of approximately 0.50% of the outstanding balance and rights to future cash flows arising after the investors in the securitization trusts have received the return for which they contracted. We recognized $14.5 million in loan servicing fee income from the securitizations trusts during the three months ended March 31, 2005, compared with $8.5 million for the same period in 2004.

Branch Operations

In 1999, we opened our retail mortgage broker business operating under the name NovaStar Home Mortgage. The NovaStar Home Mortgage branches are considered departmental functions of NovaStar Home Mortgage, under which the branch manager (department head) is an employee of NovaStar Home Mortgage and receives compensation based on the profitability of the branch (department) as bonus compensation.

We routinely close branches or branch managers voluntarily terminate their employment with us, which generally results in the branch’s closure. As the demand for conforming loans declined significantly during 2004 and the first three months of 2005, many branches have not been able to produce sufficient fees to meet operating expense demands. As a result of these conditions, a significant number of branch managers have voluntarily terminated employment with us. We have also terminated branches when loan production results were substandard. In these terminations, the branch and all operations are eliminated. The operating results for these discontinued operations have been segregated from our on-going operating results.

The branch business provides an additional source for mortgage loan originations that, in most cases, we will generally sell in our securitizations or in outright sales to third parties. During the first three months of 2005 and 2004, our branches brokered $481.3 million and $849.0 million, respectively, in nonconforming loans, of which we funded $198.5 million and $411.8 million, respectively.

Following is a summary diagram of the loan industry in which we operate and our loan production including conforming and non-conforming during the three months ended March 31, 2005 (in thousands).

(A)	A portion of the loans securitized or sold to unrelated parties as of March 31, 2005 were originated prior to 2005, but due to timing were not yet securitized or sold at the end of 2004. Loans originated and purchased during the first three months of 2005 that we have not securitized or sold to unrelated parties as of March 31, 2005 are included in our mortgage loans held-for-sale.
(B)	The AAA-BBB rated securities from the NMFT Series 2005-1 securitization were purchased by bond investors during the first three months of 2005.
(C)	The excess cash flow and subordinated bonds retained by NovaStar Financial are from the NMFT Series 2005-1 securitization transaction, which occurred during the first three months of 2005.

Market in Which We Operate and Compete

We face intense competition in the business of originating, purchasing, selling and securitizing mortgage loans. The number of market participants is believed to be well in excess of 100 companies that originate nonconforming mortgage loans. No single participant holds a dominant share of the lending market. We compete for borrowers with consumer finance companies, conventional mortgage bankers, commercial banks, credit unions, thrift institutions and other independent wholesale mortgage lenders. Our principal competition in the business of holding mortgage loans and mortgage securities—available-for-sale are life insurance companies, institutional investors such as mutual funds and pension funds, other well-capitalized publicly-owned mortgage lenders and certain other mortgage acquisition companies structured as REITs. Many of these competitors are substantially larger than we are and have considerably greater financial resources than we do.

Competition among industry participants can take many forms, including convenience in obtaining a loan, amount and term of the loan, customer service, marketing/distribution channels, loan origination fees and interest rates. To the extent any competitor significantly expands its activities in the nonconforming and subprime market, we could be harmed.

One of our key competitive strengths is our employees and the level of service they are able to provide our borrowers. We service our nonconforming loans and, in doing so, we are able to stay in close contact with our borrowers and identify potential problems early.

We also believe we compete successfully due to our:

•	experienced management team;

•	use of technology to enhance customer service and reduce operating costs;

•	tax advantaged status as a REIT;

•	freedom from depository institution regulation;

•	vertical integration—we broker and/or originate, fund, service and manage mortgage loans; and

•	access to capital markets to securitize our assets.

Personnel

As of March 31, 2005, we had 2,479 employees. Of these employees, 1,682 were employed in our mortgage portfolio management and mortgage lending and loan servicing operations. Our branches employed 784 people as of March 31, 2005. The remaining employees were employed in our branch administrative functions.

Legal Proceedings

Since April 2004, a number of substantially similar class action lawsuits have been filed and consolidated into a single action in the United States District Court for the Western District of Missouri. The consolidated complaint names as defendants us and three of our executive officers, and generally alleges that the defendants made public statements that were misleading for failing to disclose certain regulatory and licensing matters. The plaintiffs purport to have brought this consolidated action on behalf of all persons who purchased our common stock (and sellers of put options on our common stock) during the period October 29, 2003 through April 8, 2004. On January 14, 2005, we filed a motion to dismiss this action, and on May 12, 2005, the court denied such motion. We believe that these claims are without merit and intend to vigorously defend against them.

In the wake of the securities class action, we have also been named as a nominal defendant in several derivative actions brought against certain of our officers and directors in Missouri and Maryland. The complaints in these actions generally claim that the defendants are liable to us for failing to monitor corporate affairs so as to ensure compliance with applicable state licensing and regulatory requirements.

In July 2004, an employee of NovaStar Home Mortgage filed a class and collective action lawsuit against NovaStar Home Mortgage and NovaStar Mortgage in California Superior Court for the County of Los Angeles. Subsequently, NovaStar Home Mortgage and NovaStar Mortgage removed the matter to the United States District Court for the Central District of California. The plaintiff brought this class and collective action on behalf of herself and all past and present employees of NovaStar Home Mortgage and NovaStar Mortgage who were employed since May 1, 2000 in the capacity generally described as Loan Officer. The plaintiff alleged that NovaStar Home Mortgage and NovaStar Mortgage failed to pay her and the members of the class she purported to represent overtime premium and minimum wage as required by the Fair Labor Standards Act, or FLSA, and California state laws for the period commencing May 1, 2000. In January 2005, the plaintiff and NovaStar Home Mortgage agreed upon a nationwide settlement in the amount of $3.1 million on behalf of a class of all NovaStar Home Mortgage Loan Officers nationwide. The settlement, which is subject to court approval, covers all minimum wage and overtime claims going back to July 30, 2001, and includes the dismissal with prejudice of the claims against NovaStar Mortgage. Since not all class members will elect to be part of the settlement, we estimated the probably obligation related to the settlement to be in a range of $1.3 million to $1.7 million. In accordance with SFAS No. 5, Accounting for Contingencies, the Company recorded a charge to earnings of $1.3 million in 2004.

In addition to those matters listed above, we are currently a party to various other legal proceedings and claims, including, but not limited to, breach of contract claims, as well as class action and individual claims for violations of the Real Estate Settlement Procedures Act, FLSA, federal and state laws prohibiting employment discrimination and federal and state licensing and consumer protection laws. While management, including internal counsel, currently believes that the ultimate outcome of these proceedings and claims, individually and in the aggregate, will not have a material adverse effect on our financial condition or results of operations, litigation is subject to inherent uncertainties. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on the results of operations for the period in which the ruling occurs.

In April 2004, we received notice of an informal inquiry from the Commission requesting that we provide various documents relating to our business. We have cooperated fully with the Commission’s inquiry and provided it with the requested information. We last provided information to the Commission in October 2004. We have received no additional requests or inquiries from the Commission since that time.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement concerning the shares of our common stock being offered hereby. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of our common stock indicated next to its name in the following table. The underwriters are obligated to purchase all of the shares of our common stock, other than those covered by the over-allotment option described below, if they purchase any of such shares of common stock, subject to approval of legal matters by counsel and to certain other conditions.

Underwriters	Number of Shares
JMP Securities LLC	900,000
Flagstone Securities, LLC	600,000

Total	1,500,000

If the underwriters sell more shares of our common stock than the total number set forth in the table above, the underwriters have a 30-day option to buy up to an additional 225,000 shares of our common stock from us at the public offering price less the underwriting discounts and commissions, to cover these sales. If any shares of our common stock are purchased under this option, the underwriters will severally purchase such shares of common stock in the same proportion as set forth in the table above.

The following table provides information regarding the public offering price of shares of our common stock in this offering and the related underwriting discounts and commissions. The amounts are shown assuming both no exercise and full exercise of the over-allotment option to purchase up to 225,000 additional shares of our common stock.

		Total
	Per Share	No Exercise of Option	Full Exercise of Option
Public offering price	$35.00	$52,500,000	$60,375,000
Underwriting discounts and commissions	$1.40	$2,100,000	$2,415,000

Proceeds, before expenses, to us	$33.60	$50,400,000	$57,960,000

We estimate that our total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $220,000.

Shares of common stock sold by the underwriters to the public will initially be offered at the public offering price set forth above. Any shares of common stock sold by the underwriters to securities dealers may be sold at the public offering price per share less a concession not in excess of $0.84 per share, of which $0.10 per share may be re-allowed to other dealers. If all of the shares of common stock are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.

We have agreed and each of our executive officers and directors has also agreed that, subject to certain exceptions (including the issuance of shares of our common stock and the grant of options under our 2004 Incentive Stock Plan and our Direct Stock Purchase and Dividend Reinvestment Plan), for a period of 45 days from the date of this prospectus supplement, we and they will not, without the prior written consent of JMP Securities LLC, dispose of (or offer, contract or grant an option to dispose of), pledge, establish a put position with respect to, or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. JMP Securities LLC, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market as permitted by Regulation M under the Securities Act. These transactions may include stabilizing transactions, short sales and purchases to cover positions created by short sales. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Short sales involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be either “covered short sales” or “naked short sales.” Covered short sales are sales made in any amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out the covered short position, the underwriters will consider, among other things, the price of the shares of common stock available for purchase in the open market as compared to the price at which they may purchase shares of common stock through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase shares of common stock in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the other underwriters have repurchased shares of common stock sold by, or for the account of, that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange or otherwise.

No underwriter is obligated to conduct market-making activities in our common stock and any such activities may be discontinued at any time without notice, at the sole discretion of the underwriter.

We have agreed to indemnify the several underwriters, their officers and directors, and each person, if any, who controls any such underwriter against certain liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make in respect thereof.

The underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking and general financing services to us for which they have in the past received, and may in the future receive, customary fees.

LEGAL MATTERS

Certain legal matters relating to the common stock will be passed on for us by Blackwell Sanders Peper Martin LLP, Kansas City, Missouri. Certain tax matters will be passed on for us by Irvine Law Group, P.C., Newport Beach, California. Certain matters of Maryland law, including the validity of the securities offered hereby, will be passed on for us by Venable LLP, Baltimore, Maryland. Certain legal matters will be passed upon for the underwriters by O’Melveny & Myers LLP, San Francisco, California.

EXPERTS

The consolidated financial statements of NovaStar Financial, Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated by reference in this prospectus supplement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph referring to a change in accounting principle, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement.

We have filed the documents listed below with the Commission under the Exchange Act, and these documents are incorporated herein by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2004 (except for Items 6, 7 and 8, which have been updated in our Current Report on Form 8-K filed May 24, 2005, as amended) (including the portions of our Proxy Statement on Schedule 14A incorporated therein by reference);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	our Current Reports on Form 8-K filed January 12, 2005, February 4, 2005, February 10, 2005, February 11, 2005, February 15, 2005, February 23, 2005, March 3, 2005, March 10, 2005, March 21, 2005, March 30, 2005, April 12, 2005, May 2, 2005, May 11, 2005, May 18, 2005, May 24, 2005, as amended, and May 26, 2005; and

•	the description of our common stock included in our registration statements on Form 8-A, and any further amendment or report filed for the purpose of updating such description.

Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the securities to which this prospectus supplement relates will automatically be deemed to be incorporated by reference in this prospectus supplement and to be part hereof from the date of filing those documents.

Any statement contained in this prospectus supplement or in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement or in any other document which is also incorporated by reference modifies or supersedes that statement. You may obtain copies of all documents which are incorporated in this prospectus supplement by reference (including exhibits that are specifically incorporated by reference in such documents), as well as a paper copy of this prospectus supplement and the accompanying prospectus, without charge upon written or oral request to NovaStar Financial, Inc., 8140 Ward Parkway, Suite 300, Kansas City, Missouri 64114, telephone (816) 237-7000.

PROSPECTUS

$226,131,062

NovaStar Financial, Inc.

Common Stock, Preferred Stock, Warrants,

and Shareholder Rights to Purchase

Common Stock and Preferred Stock

By this prospectus, we may offer, from time to time, securities consisting of:

•	shares of our common stock

•	shares of our preferred stock

•	any warrants to purchase our common stock or preferred stock

•	rights to purchase our common stock or preferred stock issued to our shareholders

•	any combination of the foregoing

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you decide to invest.

This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement.

The New York Stock Exchange lists our common stock under the symbol “NFI.”

To ensure we qualify as a real estate investment trust, no person may own more than 9.8% of the outstanding shares of any class of our common stock or our preferred stock, unless our Board of Directors waives this limitation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 26, 2005

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, using a “shelf” registration process. Under this process, we may offer and sell any combination of the securities covered by this prospectus in one or more offerings for up to a total dollar amount of $226,131,062. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information you may need to make your investment decision.

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This prospectus and the documents incorporated by reference herein contain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, that are based on our current expectations, estimates and projections. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, our actual results may differ from our current expectations, estimates and projections. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Important factors that may impact our actual results include changes in interest rates, changes in the yield curve, changes in prepayment rates, the supply of mortgage loans and mortgage securities, our ability to obtain financing, the terms of any financing and other factors described in this prospectus.

ABOUT NOVASTAR FINANCIAL, INC.

We were incorporated in the State of Maryland on September 13, 1996. We have elected to be a REIT for federal income tax purposes. As a result of our REIT status, we are permitted to deduct dividend distributions to stockholders, thereby effectively eliminating the “double taxation” that generally results when a corporation earns income and distributes that income to stockholders in the form of dividends.

NFI Holding, Inc., our wholly-owned subsidiary, was incorporated in the State of Delaware on February 6, 1997. NFI Holding owns NovaStar Mortgage, Inc. and NovaStar Home Mortgage, Inc. NovaStar Mortgage was incorporated in the State of Virginia on May 16, 1996, though substantial operations did not commence until January 1997. NovaStar Home Mortgage was incorporated in the State of Delaware on May 25, 1998, though substantial operations did not commence until December 1999. Other consolidated subsidiaries are described in our annual report on Form 10-K which is incorporated by reference.

NovaStar Mortgage primarily originates non-conforming single-family residential mortgage loans. NovaStar Home Mortgage operates our retail mortgage broker business with branch offices throughout the United States. NovaStar Financial manages a portfolio consisting of mortgage loans acquired primarily from NovaStar Mortgage and mortgage securities retained in securitization transactions. NovaStar Mortgage sells mortgage loans to NovaStar Financial as well as to unrelated third parties for cash or in securitization transactions in the open market. NovaStar Mortgage also services mortgage loans.

We are self-advised and self-managed. Our management oversees our day-to-day operations, subject to supervision by our Board of Directors. Our management team has considerable experience in the origination, acquisition and management of mortgage loans and securities and asset/liability management. Our principal executive offices are at 8140 Ward Parkway, Suite 300, Kansas City, Missouri 64114. Our telephone number is (816) 237-7000.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the securities for acquisition of mortgage assets and general corporate purposes. Pending any such uses, we may invest the net proceeds from the sale of any securities or may use them to reduce short-term or adjustable-rate indebtedness. If we intend to use the net proceeds from a sale of securities to finance a significant acquisition of a business, a related prospectus supplement will describe the material terms of such acquisition.

DESCRIPTION OF SECURITIES

General

The following is a brief description of the material terms of our securities that may be offered under this prospectus. This description does not purport to be complete and is subject in all respects to applicable Maryland law and to the provisions of our charter and bylaws, including any applicable amendments or supplements thereto, copies of which are on file with the Commission as described under “Available Information” and are incorporated by reference herein.

We may offer under this prospectus one or more of the following types of securities: shares of common stock, par value $0.01 per share; shares of preferred stock, in one or more classes or series; common stock warrants; preferred stock warrants; shareholder rights; and any combination of the foregoing, either individually or as units consisting of one or more of the foregoing types of securities. The terms of any specific offering of securities, including the terms of any units offered, will be set forth in a prospectus supplement relating to such offering.

Dividends

We generally intend to distribute substantially all of our taxable income to our stockholders so as to comply with the REIT provisions of the Internal Revenue Code of 1986, as amended, or the Code. Taxable income does not ordinarily equal net income as calculated in accordance with generally accepted accounting principles. We generally intend to make dividend distributions quarterly; however we may not distribute the portion of our taxable income remaining after the distribution of the final regular quarterly dividend each year within the time frame required to avoid being subject to the nondeductible 4% excise tax. We do expect to avoid regular income tax on our net income by distributing substantially all of our taxable income by the time that we file our tax return for the year to which the income relates. The dividend policy is subject to revision at the discretion of our board of directors. All distributions will be made at the discretion of our board of directors. Dividends will depend on taxable income, our financial condition, maintenance of REIT status and other factors as the board of directors deems relevant.

Common Stock

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors, out of legally available funds. In the event any future class or series of preferred stock is issued, dividends on any outstanding shares of preferred stock are required to be paid in full before payment of any dividends on the common stock. If we have a liquidation, dissolution or winding up, our holders of common stock are entitled to share ratably in all of our assets available for distribution after payment of all our debts and other liabilities and the payment of all liquidation and other preference amounts to preferred stockholders then outstanding. There are no preemptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to shares of our common stock.

Each holder of our common stock is entitled to one vote per share with respect to all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the voting rights, if any, of any class or series of preferred stock that may be outstanding from time to time. Our charter and bylaws contain no restrictions on our repurchase of shares of our common stock. All the outstanding shares of common stock are, and additional shares of our common stock will be, validly issued, fully paid and nonassessable.

Preferred Stock

Our board of directors is authorized to designate with respect to each class or series of preferred stock the number of shares in each such class or series, the dividend rates and dates of payment, voluntary and involuntary liquidation preferences, redemption prices, if any, whether or not dividends shall be cumulative, and, if cumulative, the date or dates from which the same shall be cumulative, the sinking fund provisions if any, the terms and conditions on which shares can be converted into or exchanged for shares of another class or series, and the voting rights, if any. If we offer preferred stock pursuant to this prospectus in the future, the applicable prospectus supplement will describe such terms, rights and preferences of the series of preferred stock being offered.

Any preferred stock we issue may rank prior to our common stock as to dividends and will rank prior to the common stock as to distributions in the event of our liquidation, dissolution or winding up. The ability of our board of directors to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of the holders of our common stock. Any shares of preferred stock issued by us in the future will be validly issued, fully paid and nonassessable.

Securities Warrants

We may issue securities warrants for the purchase of common stock or preferred stock, which are generally referred to as common stock warrants and preferred stock warrants, respectively. Securities warrants may be issued independently or together with any other securities offered by this prospectus and any accompanying prospectus supplement and may be attached to or separate from such other securities. Each issuance of the securities warrants will be issued under a separate securities warrant agreement to be entered into by us and a bank or trust company, as securities warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered securities warrants. Each issue of securities warrants will be evidenced by securities warrant certificates. The securities warrant agent will act solely as an agent of ours in connection with the securities warrants certificates and will not assume any obligation or relationship of agency or trust for or with any holder of securities warrant certificates or beneficial owners of securities warrants.

If we offer securities warrants pursuant to this prospectus in the future, the applicable prospectus supplement will describe the terms of such securities warrants, including the following, where applicable:

•	the offering price;

•	the aggregate number of shares purchasable upon exercise of such securities warrants, and in the case of securities warrants for preferred stock, the designation, aggregate number and terms of the class or series of preferred stock purchasable upon exercise of such securities warrants;

•	the designation and terms of the securities with which such securities warrants are being offered, if any, and the number of such securities warrants being offered with each such security;

•	the date on and after which such securities warrants and any related securities will be transferable separately;

•	the number of shares of preferred stock or shares of common stock purchasable upon exercise of each of such securities warrant and the price at which such number of shares of preferred stock or common stock may be purchased upon such exercise;

•	the date on which the right to exercise such securities warrants shall commence and the expiration date on which such right shall expire;

•	federal income tax considerations; and

•	any other material terms of such securities warrants.

Holders of securities warrants which we may issue in the future, if any, will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our stockholders.

Stockholder Rights

We may issue, as a dividend at no cost, stockholder rights to holders of record of our securities or any class or series thereof on the applicable record date. If stockholder rights are so issued to existing holders of securities, each stockholder right will entitle the registered holder thereof to purchase the securities pursuant to the terms set forth in the applicable prospectus supplement.

If stockholder rights are issued, the applicable prospectus supplement will describe the terms of such stockholder rights including the following where applicable:

•	record date;

•	subscription price;

•	subscription agent;

•	aggregate number of shares of preferred stock or shares of common stock purchasable upon exercise of such stockholder rights and in the case of stockholder rights for preferred stock, the designation, aggregate number and terms of the class or series of preferred stock purchasable upon exercise of such stockholder rights;

•	the date on which the right to exercise such stockholder rights shall commence and the expiration date on which such right shall expire;

•	federal income tax considerations; and

•	and other material terms of such stockholder rights.

In addition to the terms of the stockholder rights and the securities issuable upon exercise thereof, the prospectus supplement may describe, for a holder of such stockholder rights who validly exercises all stockholder rights issued to such holder, how to subscribe for unsubscribed securities, issuable pursuant to unexercised stockholder rights issued to other holders, to the extent such stockholder rights have not been exercised.

Holders of stockholder rights will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as stockholders, except to the extent described in the related prospectus supplement.

Restrictions on Ownership and Transfer and Repurchase of Shares

Two of the requirements for qualification as a REIT are (1) during the last half of each taxable year not more than 50% in value of the outstanding shares may be owned directly or indirectly by five or fewer individuals, which is the “50%/5 stockholder test,” and (2) there must be at least 100 stockholders on 335 days of each taxable year of 12 months.

In order that we may meet these requirements at all times, our charter prohibits any person from beneficially or constructively owning, directly or indirectly, shares of our capital stock in excess of 9.8% in value of the aggregate outstanding shares of our capital stock or in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate outstanding shares of our common stock. For this purpose, beneficial ownership is defined with reference to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and includes interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) thereof. Constructive ownership includes interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) thereof.

For purposes of the 50%/5 stockholder test, the constructive ownership provisions applicable under Section 544 of the Internal Revenue Code attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries. These Internal Revenue Code provisions also attribute ownership of securities owned by family members and partners to other members of the same family. Further, these Internal Revenue Code provisions treat securities with respect to which a person has an option to purchase as actually owned by that person. Finally, the Internal Revenue Code provisions set forth rules as to when securities constructively owned by a person are considered to be actually owned for the application of such attribution provisions i.e., “reattribution.” Thus, for purposes of determining whether a person holds shares of capital stock in violation of the ownership limitations set forth in our charter, many types of entities may own directly more than the 9.8% limit because such entities’ shares are attributed to its individual stockholders. On the other hand, a person will be treated as owning not only shares of capital stock actually or beneficially owned, but also any shares of capital stock attributed to such person under the attribution rules. Under some circumstances, shares of capital stock owned by a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the ownership limitations set forth in our charter. Ownership of shares of our capital stock through such attribution is generally referred to as constructive ownership. The 100 stockholder test is determined by actual, and not constructive, ownership. We have greater than 100 shareholders of record.

Under the constructive ownership provisions of Section 544 of the Internal Revenue Code, for purposes of the 50%/5 stockholder test, a holder of a warrant will be treated as owning the number of shares of capital stock into which such warrant may be converted.

Our charter further provides that if any transfer of shares of capital stock occurs which, if effective, would result in any person beneficially or constructively owning shares of capital stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of capital stock, the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations, rounded to the nearest whole shares, shall be automatically transferred to the trustee of a trust for the exclusive benefit of one or more charitable beneficiaries, and the intended transferee shall not acquire any rights in such shares. Shares held by the trustee shall be issued and outstanding shares of capital stock. The intended transferee shall not benefit economically from ownership of any shares held in the trust, shall have no rights to dividends, and shall not possess any rights to vote or other rights attributable to the shares held in the trust. The trustee shall have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid to the intended transferee prior to our discovery that shares of common stock have been transferred to the trustee shall be paid with respect to such shares to the trustee by the intended transferee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Our Board of Directors, in their discretion, may waive these requirements on owning shares in excess of the ownership limitations.

Within 20 days of receiving notice from us that shares of capital stock have been transferred to the trust, the trustee shall sell the shares held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in the charter. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee and to the charitable beneficiary as follows. The intended transferee shall receive the lesser of (1) the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, e.g., in the case of a gift, devise or other such transaction, the market price of the shares on the day of the event causing the shares to be held in the trust, and (2) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. Any net sales proceeds in excess of the amount payable to the intended transferee shall be immediately paid to the charitable beneficiary. In addition, shares of capital stock transferred to the trustee shall be deemed to have been offered for sale to NovaStar Financial, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust, or, in the case of a devise or gift, the market price at the time of such devise or gift, and (2) the market price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the trustee has sold shares held in the trust. Upon such a sale to NovaStar Financial, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee.

The term “market price” on any date shall mean, with respect to any class or series of outstanding shares of our stock, the closing price for such shares on such date. The “closing price” on any date shall mean the last sale price for such shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares. In either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by the Board of Directors or, in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by the Board of Directors.

Every owner of more than 5% or such lower percentage as required by the Internal Revenue Code or applicable regulations of all classes or series of our stock, within 30 days after the end of each taxable year, is required to give us written notice stating the name and address of such owner, the number of shares of each class and series of our stock beneficially owned and a description of the manner in which such shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations.

Subject to some limitations, our Board of Directors may increase or decrease the ownership limitations. In addition, to the extent consistent with our maintaining our REIT qualification, our Board of Directors may waive the ownership limitations for and at the request of purchasers in this offering or subsequent purchasers.

The provisions described above may inhibit market activity and the resulting opportunity for the holders of our capital stock and warrants to receive a premium for their shares or warrants that might otherwise exist in the absence of such provisions. Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of capital stock.

Additional Material Provisions of Maryland Law and Our Charter and Bylaws

The Maryland General Corporation Law also provides that Maryland corporations that are subject to the Exchange Act and have at least three outside directors can elect by resolution of the board of directors to be subject to some corporate governance provisions that may be inconsistent with the corporation’s charter and bylaws. For example, the board of directors may, by electing into the applicable statutory provisions and notwithstanding the charter or bylaws:

•	provide that a special meeting of stockholders, will be called only at the request of stockholders, entitled to cast at least a majority of the votes entitled to be cast at the meeting;

•	reserve for itself the right to fix the number of directors;

•	provide that a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote, and

•	retain for itself sole authority to fill vacancies created by an increase in the size of the board or by the death, removal or resignation of a director and permit a director to serve for the balance of the unexpired term instead of until the next annual meeting of stockholders.

Our board has not elected into the foregoing provisions. A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. A corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute; however, we are not prohibited from implementing any or all of the statute. If implemented, these provisions could discourage offers to acquire our stock and could increase the difficulty of completing an offering.

Indemnification

Our charter obligates us to indemnify our directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith, or (2) was a result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Limitation of Liability

Maryland law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholder for money damages, except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services, or (2) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter contains a provision providing for elimination of the liability of our directors and officers to NovaStar Financial or our stockholders for money damages to the maximum extent permitted by Maryland law as amended or interpreted.

Business Acquisitions Statutes

Under Maryland law, “business combinations,” including a merger, consolidation, share exchange, or, in circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporations shares or an affiliate of the corporation which, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation, an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the interested stockholder with whom the business combination is to be effected, unless, among other things, the corporation’s stockholders receive a minimum price, as defined by Maryland law, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. Our Board of Directors has adopted a resolution to the effect that the foregoing provisions of Maryland law shall not apply to any future business combination with any purchaser of units in the private placement, or an affiliate thereof, or to any other future business combination with NovaStar Financial. No assurance can be given that such provision will not be amended or eliminated at any point in the future with respect to business combinations not involving a purchaser of units.

Control Share Acquisitions

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by such a person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

“Control shares” do not include shares of stock the acquiring person is then entitled to vote as a result of having owned stockholder approval. A “control share acquisition” means, subject to exceptions, the acquisition of, ownership of, or the power to direct the exercise of voting power with respect to, control shares.

A person who has made or proposes to make a “control share acquisition,” upon satisfaction of conditions including an undertaking to pay expenses, may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to conditions and limitations, the corporation may redeem any or all of the “control shares,” except those for which voting rights have previously been approved, for fair value determined, without regard to absence of voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for “control shares” are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock, as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters rights do not apply in the context of “control share acquisitions.”

The “control share acquisition” statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by a provision of the articles of incorporation or bylaws of the corporation adopted prior to the acquisition of the shares. We have adopted a provision in our bylaws that exempts our shares of capital stock from application of the control share acquisition statute. No assurance can be given, however, that such bylaw provision may not be removed at any time by amendment of the bylaws.

Transfer Agent and Registrar

UMB Bank N.A. is the transfer agent and registrar with respect to our securities.

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material federal income tax consequences that may be relevant to a prospective purchaser of securities. This discussion is based on current law. The following discussion is not exhaustive of all possible tax consequences. It does not give a detailed discussion of any state, local or foreign tax consequences, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective investor in light of such investor’s particular circumstances or to special classes of investors, including insurance companies, tax-exempt entities, financial institutions, broker/dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to particular treatment under federal income tax laws.

Each prospective purchaser of the securities is urged to consult with his or her own tax advisor regarding the specific consequences to him or her of the purchase, ownership and sale of the securities, including the federal, state, local, foreign and other tax consequences of such purchase, ownership and sale and the potential changes in applicable tax laws.

General

The Internal Revenue Code provides special tax treatment for organizations that qualify and elect to be taxed as REITs. The discussion below summarizes the material provisions applicable to NovaStar Financial as a REIT for federal income tax purposes and to its stockholders in connection with their ownership of shares of stock of NovaStar Financial. However, it is impractical to set forth in this prospectus all aspects of federal, state, local and foreign tax law that may have tax consequences with respect to an investor’s purchase of the common stock. The discussion of various aspects of federal taxation contained herein is based on the Code, administrative regulations, judicial decisions, administrative rulings and practice, all of which are subject to change. In brief, if detailed conditions imposed by the Code are met, entities that invest primarily in real estate assets, including mortgage loans, and that otherwise would be taxed as corporations are, with limited exceptions, not taxed at the corporate level on their taxable income that is currently distributed to their stockholders. This treatment eliminates most of the “double taxation”, at the corporate level and then again at the stockholder level when the income is distributed, that typically results from the use of corporate investment vehicles. A qualifying REIT, however, may be subject to certain excise and other taxes, as well as normal corporate tax, on taxable income that is not currently distributed to its stockholders.

NovaStar Financial elected to be taxed as a REIT under the Code commencing with its taxable year ended December 31, 1996.

Opinion of tax counsel

Irvine Law Group, P.C., tax and ERISA counsel to NovaStar Financial, has advised NovaStar Financial in connection with the formation of NovaStar Financial, the private placement, our initial public offering, this offering and NovaStar Financial’s election to be taxed as a REIT. Based on existing law and factual representations made to tax counsel by NovaStar Financial, tax counsel is of the opinion that NovaStar Financial, exclusive of any taxable affiliates, operated in a manner consistent with its qualifying as a REIT under the Code since the beginning of its taxable year ended December 31, 1996 through March 31, 2005, the date of the unaudited balance sheet and income statement made available to tax counsel, and the organization and contemplated method of operation of NovaStar Financial are such as to enable it to continue to so qualify throughout the balance of 2005 and in subsequent years. The opinion of tax counsel applies only to NovaStar Financial and its qualified REIT subsidiaries and not to NovaStar Mortgage and its subsidiaries, which operate as taxable entities. However, whether NovaStar Financial will in fact so qualify will depend on actual operating results and compliance with the various tests for qualification as a REIT relating to its income, assets, distributions, ownership and administrative matters, the results of which may not be reviewed by tax counsel. Moreover, some aspects of our operations have not been considered by the courts or the Internal Revenue Service. There can be no assurance that the courts or the Internal Revenue Service will agree with this opinion. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time. In the opinion of tax counsel, this section of the prospectus identifies and fairly summarizes the federal income tax consequences that are likely to be material to a holder of the common stock and to the extent such summaries involve matters of law, such statements of law are correct under the Code. Tax counsel’s opinions are based on various assumptions and on the factual representations of NovaStar Financial concerning its business and assets.

This summary deals only with stock that is held as a capital asset, which generally means property that is held for investment. In addition, except to the extent discussed below, this summary does not address tax considerations applicable to you if you are subject to special tax rules, such as:

•	a dealer or trader in securities;

•	a financial institution;

•	an insurance company;

•	a shareholder that holds our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position;

•	a shareholder whose functional currency is not the United States dollar; or

•	a tax-exempt organization or foreign taxpayer.

The opinions of tax counsel are also based upon existing law including the Code, existing Treasury Regulations, Revenue Rulings, Revenue Procedures, proposed regulations and case law, all of which is subject to change either prospectively or retroactively. Moreover, relevant laws or other legal authorities may change in a manner that could adversely affect NovaStar Financial or its stockholders. We urge you to consult your own tax advisors regarding the tax consequences of an investment in our stock, including the application to your particular situation of the tax considerations discussed below, as well as the application of state, local or foreign tax laws. The statements of federal income tax law set out below are based on the laws in force and their interpretation as of the date of this prospectus, and are subject to changes occurring after that date.

In the event NovaStar Financial does not qualify as a REIT in any year, it will be subject to federal income tax as a domestic corporation and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. To the extent NovaStar Financial would, as a consequence, be subject to potentially significant tax liabilities, the amount of earnings and cash available for distribution to its stockholders would be reduced.

Qualification as a REIT

To qualify for tax treatment as a REIT under the Code, NovaStar Financial must meet certain tests which are described immediately below.

Ownership of Stock.    For all taxable years after the first taxable year for which a REIT election is made, NovaStar Financial shares of stock must be transferable and must be held by a minimum of 100 persons for at least 335 days of a 12 month year or a proportionate part of a short tax year. Since the closing of its private placement, NovaStar Financial has had more than 100 shareholders of record. NovaStar Financial must, and does, use the calendar year as its taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the shares of any class of the stock of NovaStar Financial may be owned directly or indirectly by five or fewer individuals. In determining whether NovaStar Financial shares are held by five or fewer individuals, attribution of stock ownership rules apply. NovaStar Financial’s charter imposes certain repurchase provisions and transfer restrictions to avoid more than 50% by value of any class of stock being held by five or fewer individuals, directly or constructively, at any time during the last half of any taxable year. Such repurchase and transfer restrictions will not cause the stock not to be treated as “transferable” for purposes of qualification as a REIT. NovaStar Financial has satisfied and intends to continue satisfying both the 100 stockholder and 50%/5 stockholder individual ownership limitations described above for as long as it seeks qualification as a REIT.

Nature of Assets.    On the last day of each calendar quarter at least 75% of the value of assets owned by NovaStar Financial must consist of qualified REIT assets, government securities, cash and cash items, the “75% of assets test”. NovaStar Financial expects that substantially all of its assets, other than qualified hedges and the stock of NFI Holding, will be “qualified REIT assets.” Qualified REIT assets include interests in real property, interests in mortgage loans secured by real property and interests in REMICs. NovaStar Financial has complied with the 75% of assets test for each quarter since inception of its REIT election. Qualified hedges generally are financial instruments that a REIT enters into or acquires to protect against interest rate risks on debt incurred to acquire qualified REIT assets, which the REIT has identified as a hedging transaction under Code section 1221 (a)(7).

On the last day of each calendar quarter, of the investments in securities not included in the 75% of assets test, the value of any one issuer’s securities may not exceed 5% by value of total assets and NovaStar Financial may not own more than 10% of any one issuer’s outstanding voting securities. Pursuant to its compliance guidelines, NovaStar Financial intends to monitor closely, on not less than a quarterly basis, the purchase and holding of assets in order to comply with the above assets tests. In particular, as of the end of each calendar quarter NovaStar Financial intends to limit and diversify its ownership of securities of any taxable affiliate, hedging contracts and other mortgage securities that do not constitute qualified REIT assets to not more than 25%, in the aggregate, by value of its portfolio, to not more than 5% by value as to any single issuer, and to not more than 10% of the voting stock and 10% of the value of the outstanding stock of any single issuer, collectively the “25% of assets limits”. In addition, as of the last day of any calendar quarter, not more than 20% of the value of the assets of NovaStar Financial may be represented by the securities of one or more taxable REIT subsidiaries, such as NovaStar Holding. Debt that offers the holder REIT no opportunity to participate in the profits of the issuer through contingent interest, convertibility, and in the case of a debt instrument having an original issue amount of $1 million or less, no right to compel the prepayment of 12 months or more of accrued interest, will be treated as other than a security and therefore will not be considered in computing the REIT’s compliance with the quarterly 10% of value limit for the aggregate value of securities issued by any one issuer. If such limits are ever exceeded, NovaStar Financial intends to take appropriate remedial action to dispose of such excess assets or otherwise come into compliance with the quarterly asset tests within the six months period after the end of the calendar quarter, as permitted under the Code. As of March 31, 2005, NovaStar Financial complied with the tests described in this paragraph. If NovaStar Financial were to violate one or more quarterly asset tests by more than the de minimis thresholds of (a) 1% of the total value of the REIT’s assets as of the end of the quarter or (b) $10 million, NovaStar Financial would have to dispose of the offending assets or otherwise come into compliance with the quarterly asset test within six months after the end of the quarter, and in addition would have to pay a penalty tax of the greater of (a) $50,000 or (b) the net income generated by the excess assets times the highest corporate tax rate.

REITs may directly own the stock of taxable subsidiaries. As noted above, the value of the securities of all taxable subsidiaries of a REIT will be limited to no more than 20% of the total value of the REIT’s assets. In addition, a REIT will be subject to a 100% penalty tax equal to any rents or charges that the REIT imposed on the taxable subsidiary in excess of the arm’s length price for comparable services.

When purchasing mortgage-related securities, NovaStar Financial may rely on opinions of counsel for the issuer or sponsor of such securities given in connection with the offering of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities and the income therefrom constitute qualified REIT assets and income for purposes of the 75% of assets test and the source of income tests. If NovaStar Financial invests in a partnership, NovaStar Financial will be treated as receiving its share of the income and loss of the partnership and owning a proportionate share of the assets of the partnership and any income from the partnership will retain the character that it had in the hands of the partnership.

Sources of Income.    NovaStar Financial must meet two separate income-based tests each year in order to qualify as a REIT.

1.    The 75% Test.    At least 75% of gross income, the “75% of income test” for the taxable year must be derived from the following sources among others:

•	interest on, other than interest based in whole or in part on the income or profits of any person, and commitment fees to enter into, obligations secured by mortgages on real property;

•	gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of business; and

•	income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property or as a result of a default under a lease of such property.

The investments that NovaStar Financial intends to make will give rise primarily to mortgage interest qualifying under the 75% of income test. As of March 31, 2005, NovaStar Financial complied with the 75% income test on an annualized basis for the 2005 taxable year.

2.    The 95% Test.    In addition to deriving 75% of its gross income from the sources listed above, at least an additional 20% of gross income for the taxable year must be derived from those sources, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property, the “95% of income test”. Income attributable to assets other than qualified REIT assets, such as income from dividends on stock including any dividends from a taxable affiliate, interest on any other obligations not secured by real property, and gains from the sale or disposition of stock or other securities that are not qualified REIT assets will constitute qualified income for purposes of the 95% of income test only, and will not be qualified income for purposes of the 75% of income test. Income from hedging and gains from the disposition of hedging instruments is excluded from computation of the 95% of income test. Hedging income includes gains or payments received on interest rate swap or cap agreements, options, futures contracts, forward rate agreements or any other similar financial instrument entered into by a REIT in a transaction to reduce the interest rate risks for any indebtedness incurred or to be incurred by the REIT to acquire or carry real estate assets. Furthermore the definition of hedging income is expanded to mean income from a transaction entered into to manage risks of interest rate or price change or currency fluctuation if clearly identified as a hedging transaction under Code section 1221(a)(7), the general hedging transaction provisions of the Internal Revenue Code. Income from mortgage servicing, loan guarantee fees or other contracts under which NovaStar Financial would earn fees for performing services and hedging other than from qualified REIT assets will not qualify for either the 95% or 75% of income tests. NovaStar Financial intends to severely limit its acquisition of any assets or investments the income from which does not qualify for purposes of the 95% of income test. Moreover, in order to help ensure compliance with the 95% of income test and the 75% of income test, NovaStar Financial intends to limit substantially all of the assets that it acquires, other than the stock of any taxable affiliate and qualified hedges, to qualified REIT assets. The policy of NovaStar Financial to maintain REIT status may limit the type of assets, including hedging contracts, that NovaStar Financial otherwise might acquire. As of March 31, 2005, NovaStar Financial complied with the 95% income test on an annualized basis for the 2005 taxable year.

For purposes of determining whether NovaStar Financial complies with the 75% of income test and the 95% of income test detailed above, gross income does not include gross income from “prohibited transactions.” A “prohibited transaction” is one involving a sale of property in which the seller is a dealer. A prohibited transaction does not include a sale of dealer property by a REIT for which the foreclosure property election is made. Net income from “prohibited transactions” is subject to a 100% tax.

NovaStar Financial intends to maintain its REIT status by carefully monitoring its income, including income from dividends from NFI Holding and interest from loans not secured by interests in real estate, among other items in order to comply with the 75% of income test and the 95% of income test. In order to help insure its compliance with the REIT requirements of the Code, NovaStar Financial has adopted guidelines the effect of which will be to limit its ability to earn certain types of income, including income from hedging, other than hedging income from qualified REIT assets and from qualified hedges.

Failure to satisfy one or both of the 75% or 95% of income tests for any year may result in either (a) an excise tax on the amounts of income by which it failed to comply with the 75% test of income or the 95% of income test, reduced by estimated related expenses, assuming such failure was for reasonable cause and not willful neglect, or (b) loss of REIT status. There can be no assurance that NovaStar Financial will always be able to maintain compliance with the gross income tests for REIT qualification despite continuous monthly monitoring procedures. Moreover, there is no assurance that the relief provisions for a failure to satisfy either the 95% or the 75% of income tests will be available in any particular circumstance.

Distributions.    NovaStar Financial must distribute to its stockholders on a pro rata basis each year an amount equal to

•	90% of its taxable income before deduction of dividends paid and excluding net capital gain, plus

•	90% of the excess of the net income from foreclosure property over the tax imposed on such income by the Code, less

•	any “excess noncash income.”

NovaStar Financial intends to make distributions to its stockholders in amounts sufficient to meet this 90% distribution requirement. Such distributions must be made by the time that NovaStar Financial files its corporate tax return for the year to which the dividend distributions relate. If our taxable income were to materially exceed our cash receipts, we could be compelled to dispose of mortgage assets, borrow or use available capital to satisfy the distribution requirement.

A nondeductible excise tax, equal to 4% of the excess of such required distributions over the amounts actually distributed will be imposed for each calendar year to the extent that dividends paid during the year, or declared during the last quarter of the year and paid during January of the succeeding year, are less than the sum of

•	85% of NovaStar Financial’s “ordinary income,”

•	95% of NovaStar Financial’s capital gain net income, and

•	income not distributed in earlier years.

Under a recently adopted dividend policy, we generally expect that we may not distribute the portion of our taxable income remaining after the distribution of the final regular quarterly dividend each year within the time frame required to avoid being subject to the nondeductible four percent excise tax described above. Imposition of the excise tax on NovaStar Financial may reduce the amount of cash ultimately available for distribution to stockholders. We presently expect to avoid regular income tax on our net income by distributing dividends equal to substantially all of our taxable income by the time that we file our tax return for the year to which the income relates.

If NovaStar Financial fails to meet the 90% distribution test as a result of an adjustment to tax returns by the Internal Revenue Service, or due to NovaStar Financial’s filing of an amended corporate tax return, NovaStar Financial by following certain requirements set forth in the Code may pay a deficiency dividend within a specified period which will be permitted as a deduction in the taxable year to which the adjustment is made. NovaStar Financial would be liable for interest based on the amount of the deficiency dividend. A deficiency dividend is not permitted if the deficiency is due to fraud with intent to evade tax or to a willful failure to file a timely tax return. NovaStar Financial generally distributes dividends equal to 100% of its taxable income to eliminate corporate level tax. The Code provides for a $50,000 excise tax, rather than disqualification as a REIT, for a REIT that violates a REIT qualification test other than one of the annual gross income tests or quarterly asset tests. The violation must be due to reasonable cause and not willful neglect.

Taxation of NovaStar Financial

In any year in which NovaStar Financial qualifies as a REIT, it generally will not be subject to federal income tax on that portion of its taxable income or net capital gain which is distributed to its stockholders.

NovaStar Financial will, however, be subject to tax at normal corporate rates upon any net income or net capital gain not distributed. NovaStar Financial intends to distribute substantially all of its taxable income to its stockholders on a pro rata basis by the time it files its tax return for the year to which the income relates.

In addition, NovaStar Financial will also be subject to a tax of 100% of net income from any prohibited transaction and will be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% of income tests, reduced by approximated expenses, if the failure to satisfy such tests is due to reasonable cause and not willful neglect and if certain other requirements are met. NovaStar Financial may be subject to the alternative minimum tax on certain items of tax preference.

If NovaStar Financial acquires any real property as a result of foreclosure, or by a deed in lieu of foreclosure, it may elect to treat such real property as foreclosure property. Net income from the sale of foreclosure property is taxable at the maximum federal corporate rate, currently 35%. Income from foreclosure property will not be subject to the 100% tax on prohibited transactions. NovaStar Financial will determine whether to treat such real property as foreclosure property on the tax return for the fiscal year in which such property is acquired. NovaStar Financial expects to so elect.

We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. In such event, we would pay tax on such retained net long-term capital gains. In addition, to the extent designated by us, a stockholder generally would (1) include his proportionate share of such undistributed long-term capital gains in computing his long-term capital gains for his taxable year in which the last day of our taxable year falls (subject to certain limitations as to the amount so includable), (2) be deemed to have paid the capital gains tax imposed on us on the designated amounts included in such stockholder’s long-term capital gains, (3) receive a credit or refund for such amount of tax deemed paid by the stockholder, (4) increase the adjusted basis of his stock by the difference between the amount of such includable gains and the tax deemed to have been paid by him, and (5) in the case of a stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with U.S. Treasury regulations (which have not yet been issued).

NovaStar Financial securitizes mortgage loans and sells such mortgage loans through one or more taxable subsidiaries. However, if NovaStar Financial itself were to sell such mortgage assets on a regular basis, there is a substantial risk that it would be deemed “dealer property” and that all of the profits from such sales would be subject to tax at the rate of 100% as income from prohibited transactions. Such taxable affiliate will not be subject to this 100% tax on income from prohibited transactions, which is only applicable to REITs.

In addition, NovaStar Financial will be subject to a 100% penalty tax equal to any rent or other charges that it imposed on any taxable REIT subsidiary in excess of an arm’s-length price for comparable services.

NovaStar Financial will derive income from its taxable REIT subsidiaries by way of dividends. Such dividends are non-real estate source income for purposes of the 75% income test. Therefore, when aggregated with NovaStar Financial’s other non-real estate source income, such dividends must be limited to 25% of NovaStar Financial’s gross income each year. NovaStar Financial will monitor the value of its investment in its taxable REIT subsidiaries and the amount of dividends received from such subsidiaries to ensure compliance with all applicable income and asset tests.

NovaStar Financial’s taxable REIT subsidiaries are generally subject to corporate level tax on their net income and will generally be able to distribute only net after-tax earnings to its stockholders, including NovaStar Financial, as dividend distributions.

NovaStar Financial will also be subject to the nondeductible four percent excise tax discussed above if it fails to make timely dividend distributions for each calendar year. NovaStar Financial generally will declare its fourth regular annual dividend during the final quarter of the year and make such dividend distribution no later than thirty-one (31) days after the end of the year in order to avoid imposition of the excise tax. Such a distribution would be taxed to the stockholders in the year that the distribution was declared, not in the year paid. Imposition of the excise tax on NovaStar Financial would reduce the amount of cash available for distribution to stockholders.

If we acquire a built-in gain asset from a C corporation in a transaction in which the basis of the asset is determined by reference to the basis of the asset in the hands of the C corporation and we recognize built-in gain upon a disposition of such asset occurring within 10 years of its acquisition, then we will be subject to federal tax to the extent of any built-in gain at the highest corporate income tax rate.

We may also be subject to the corporate alternative minimum tax, as well as other taxes in situations not presently contemplated.

Any taxable REIT subsidiary of ours will be subject to taxation on net income and will make distributions to us as its shareholder only on after-tax income.

As a publicly held corporation, NovaStar Financial will not be allowed a deduction for applicable employee remuneration with respect to any covered employee in excess of $1 million per year. The million dollar limit on deductibility is subject to certain exceptions, including the exception for “performance based compensation” meeting each of the following criteria:

•	the terms of the agreement must have been approved in advance of payment by the corporation’s stockholders;

•	the agreement must have been approved by a compensation committee consisting solely of two or more non-employee directors of the corporation; and

•	the performance based compensation payable to the employee must be based on objective performance criteria and the meeting of these criteria must have been certified by the compensation committee consisting of two or more outside directors.

Based on certain representations of NovaStar Financial, tax counsel is of the opinion that it is more likely than not that the deduction for compensation to the officers under the agreements would not be disallowed under the million dollar limit.

Termination or Revocation of REIT Status

The election to be treated as a REIT will be terminated automatically if NovaStar Financial fails to meet the requirements described above. In that event, NovaStar Financial will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which the election was terminated unless all of the following relief provisions apply:

•	NovaStar Financial did not willfully fail to file a timely return with respect to the termination taxable year;

•	inclusion of incorrect information in such return was not due to fraud with intent to evade tax; and

•	NovaStar Financial establishes that failure to meet requirements was due to reasonable cause and not willful neglect.

NovaStar Financial may also voluntarily revoke its election, although it has no intention of doing so, in which event NovaStar Financial will be prohibited, without exception, from electing REIT status for the year to which the revocation relates and the following four taxable years.

If NovaStar Financial failed to qualify for taxation as a REIT in any taxable year, and the relief provisions did not apply, NovaStar Financial would be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders with respect to any year in which

NovaStar Financial fails to qualify as a REIT would not be deductible by NovaStar Financial nor would they be required to be made. Failure to qualify as a REIT would result in a reduction of its distributions to stockholders in order to pay the resulting taxes. If, after forfeiting REIT status, NovaStar Financial later qualifies and elects to be taxed as a REIT again, NovaStar Financial could face significant adverse tax consequences.

Taxation of the Company’s Stockholders

General.    For any taxable year in which NovaStar Financial is treated as a REIT for federal income purposes, amounts distributed by NovaStar Financial to its stockholders out of current or accumulated earnings and profits will be includible by the stockholders as ordinary income for federal income tax purposes unless properly designated by NovaStar Financial as capital gain dividends. In the latter case, the distributions will be taxable to the stockholders as long-term capital gains.

The Tax Act of 2003 reduced from 38.6% to 15% the maximum rate of income taxation for individuals on dividends paid by most types of tax-paying U.S. corporations. Dividends paid by REITs are not eligible for such treatment except in limited circumstances (such as to the extent of dividend income received from our taxable subsidiaries) which we do not expect will apply to a material extent in our case. The legislation also, in the case of noncorporate taxpayers, generally reduces the maximum long-term capital gains tax rate from 20% to 15% (for sales or exchanges on or after May 6, 2003, through taxable years beginning before January 1, 2009) and reduces the maximum tax rate on ordinary income from 38.6% to 35%. Accordingly, the 15% tax rate for long-term capital gains will generally apply to long-term capital gains, if any, recognized by such a holder on the disposition of our stock and on our distributions designated as long-term capital gain dividends attributable to sales or exchanges on or after May 6, 2003. In addition, the 2003 legislation reduced the backup withholding rate to 28%.

Distributions will not be eligible for the dividends received deduction available for non-REIT corporations. Stockholders may not deduct any net operating losses or capital losses of NovaStar Financial.

Any loss on the sale or exchange of shares of the stock held by a stockholder for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividend received on the stock held by such stockholders.

Any gain or loss on the taxable sale or other disposition of our stock will be a capital gain or loss, and will be long-term capital gain if our stock has been held for more than one year at the time of the disposition. Noncorporate stockholders are generally taxable at a maximum rate of 15% on long-term capital gain. Proceeds received upon a sale or other disposition of our stock may be subject to the information reporting and backup withholding rules described in the accompanying prospectus unless an exemption applies and, if necessary, is properly established.

If NovaStar Financial makes distributions to its stockholders in excess of its current and accumulated earnings and profits, those distributions will be considered first a tax-free return of capital, reducing the tax basis of a stockholder’s shares until the tax basis is zero. Any such distributions in excess of the tax basis will be taxable as gain realized from the sale of shares.

NovaStar Financial, exclusive of its taxable affiliates, does not expect to acquire or retain residual interests issued by REMICs. Such residual interests, if acquired by a REIT, would generate excess inclusion income to shareholders of the REIT. Excess inclusion income cannot be offset by net operating losses of a stockholder. If the stockholder is a tax-exempt entity, the excess inclusion income is fully taxable as unrelated trade or business income as defined in Section 512 of the Code. If allocated to a foreign stockholder, the excess inclusion income is subject to Federal income tax withholding without reduction pursuant to any otherwise applicable tax treaty. Excess inclusion income realized by a taxable affiliate is not passed through to stockholders. Potential investors, and in particular tax exempt entities, are urged to consult with their tax advisors concerning this issue.

NovaStar Financial will notify stockholders after the close of the taxable year as to the portions of the distributions which constitute ordinary income, return of capital and capital gain. Dividends and distributions declared in the last quarter of any year payable to stockholders of record on a specified date in such month will be deemed to have been received by the stockholders and paid on December 31 of the record year, provided that such dividends are paid before February 1 of the following year.

Redemption and Conversion of Preferred Stock

Cash Redemption of Preferred Stock.    A cash redemption of shares of the preferred stock will be treated under section 302 of the Code as a distribution taxable as a dividend, to the extent of NovaStar’s current and accumulated earnings and profits, at ordinary income rates unless the redemption satisfies one of the tests set forth in the Code for treatment as a sale or exchange of the redeemed shares. The cash redemption will be treated as a sale or exchange if it (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s stock interest in NovaStar, or (3) is “not essentially equivalent to a dividend” with respect to the holder. In determining whether any of these tests have been met, shares of capital stock, including common stock and other equity interests in NovaStar, considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of capital stock actually owned by the holder, must generally be taken into account. In general, a non-prorata redemption of preferred stock from a shareholder who owns only preferred stock is treated as a sale or exchange and not a dividend. Nevertheless, because the determination as to whether any of the alternative tests for capital gain treatment as a redemption will be satisfied with respect to any particular holder of the preferred stock depends upon the facts and circumstances at the time that the determination must be made, prospective holders of the preferred stock are advised to consult their own tax advisors to determine such tax treatment.

If a cash redemption of shares of the preferred stock is not treated as a distribution taxable as a dividend to a particular holder, it will be treated, as to that holder, as a taxable sale or exchange. As a result, such holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received, less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be able as a dividend to the extent of NovaStar’s current and accumulated earnings and profits, and (2) the holder’s adjusted basis in the shares of the preferred stock for tax purposes. Such gain or loss will be capital gain or loss if the shares of the preferred stock have been held as a capital asset, and will be long-term gain or loss if such shares have been held for more than one year.

If a redemption of shares of the preferred stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder’s adjusted basis in the redeemed shares of the preferred stock for tax purposes will be transferred to the holder’s remaining shares of capital stock in NovaStar, if any. A redemption of shares of the preferred stock for shares of common stock will be treated as a conversion of the preferred stock into common stock.

Conversion of Preferred Stock into Common Stock.    In general, no gain or loss will be recognized for federal income tax purposes upon conversion of the preferred stock solely into shares of common stock. The basis that a holder will have for tax purposes in the shares of common stock received upon conversion will be equal to the adjusted basis for the holder in the shares of preferred stock so converted, and provided that the shares of preferred stock were held as a capital asset, the holding period for the shares of common stock received would include the holding period for the shares of preferred stock converted. A holder will, however, generally recognize gain or loss on the receipt of cash in lieu of fractional shares of common stock in an amount equal to the difference between the amount of cash received and the holder’s adjusted basis for tax purposes in the preferred stock for which cash was received. Furthermore, under certain circumstances, a holder of shares of preferred stock may recognize gain or dividend income to the extent that there are dividends in arrears on the shares at the time of conversion into common stock.

Adjustments to Conversion Price.    Adjustments in the conversion price, or the failure to make such adjustments, pursuant to the anti-dilution provisions of the preferred stock or otherwise may result in constructive distributions to the holders of preferred stock that could, under certain circumstances, be taxable to them as dividends pursuant to section 305 of the Code. If such a constructive distribution were to occur, a holder of preferred stock could be required to recognize ordinary income for tax purposes without receiving a corresponding distribution of cash.

Warrants

Upon the exercise of a warrant, a holder will not recognize gain or loss and will have a tax basis in the common stock received equal to the tax basis in such holder’s warrant plus the exercise price of the warrant. The holding period for the common stock purchased pursuant to the exercise of a warrant will begin on the day following the date of exercise of the warrant and will not include the period that the holder held the warrant.

Upon a sale or other disposition of a warrant, a holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the holder’s tax basis in the warrant. Such a gain or loss will be long-term if the holding period is more than one year. In the event that a warrant lapses unexercised, a holder will recognize a capital loss in an amount equal to his tax basis in the warrant. Such loss will be long-term if the warrant has been held for more than one year.

Taxation of Tax-Exempt Entities

In general, a tax-exempt entity that is a stockholder of NovaStar Financial is not subject to tax on distributions. The Internal Revenue Service has ruled that amounts distributed by a REIT to an exempt employees’ pension trust do not constitute unrelated trade or business income and thus should be nontaxable to such a tax-exempt entity. Tax counsel is of the opinion that indebtedness incurred by NovaStar Financial in connection with the acquisition of real estate assets such as mortgage loans will not cause dividends paid to a stockholder that is a tax-exempt entity to be unrelated trade or business income, provided that the tax-exempt entity has not financed the acquisition of its stock with “acquisition indebtedness” within the meaning of the Code. Under some conditions, if a tax-exempt employee pension or profit sharing trust were to acquire more than 10% of the stock of NovaStar Financial, a portion of the dividends on such stock could be treated as unrelated trade or business income.

For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in NovaStar Financial will constitute unrelated trade or business income unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the unrelated trade or business income generated by its investment. Such entities should review Code Section 512(a)(3) and should consult their own tax advisors concerning these “set aside” and reserve requirements.

Foreign Investors

The preceding discussion does not address the federal income tax consequences to foreign investors, non-resident aliens and foreign corporations as defined in the Code, of an investment in NovaStar Financial. In general, foreign investors will be subject to special withholding tax requirements on income and capital gains distributions attributable to their ownership of NovaStar Financial stock. A foreign shareholder of a REIT who owns less than 5% of the REIT’s outstanding shares of a class of stock with respect to which a distribution is made need not treat the distribution as gain from a United States Real Property Interest for purposes of the Foreign Investors in Real Property Tax Act (codified at Code Section 897). Foreign investors should consult their own tax advisors concerning the federal income tax consequences to them of a purchase of shares of NovaStar Financial stock including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, REITs by foreign investors. In addition, federal income taxes must be withheld on certain distributions by a REIT to foreign investors at a flat rate of 30% unless reduced or eliminated by an income tax treaty between the United States and the foreign investor’s country or unless the Shares are held in connection with the foreign investor’s U.S. business. A foreign investor eligible for reduction or elimination of withholding must file an appropriate form with NovaStar Financial (or the appropriate withholding agent) in order to claim such treatment.

Recordkeeping Requirement

A REIT is required to maintain records regarding the actual and constructive ownership of its shares, and other information, and within 30 days after the end of its taxable year, to demand statements from persons owning above a specified level of the REIT’s shares, e.g., if NovaStar Financial has over 200 but fewer than 2,000 stockholders of record, from persons holding 1% or more of outstanding shares of stock and if NovaStar Financial has 200 or fewer stockholders of record, from persons holding  1/2% or more of the stock, regarding their ownership of shares. NovaStar Financial must maintain, as part of its records, a list of those persons failing or refusing to comply with this demand. Stockholders who fail or refuse to comply with the demand must submit a statement with their tax returns setting forth the actual stock ownership and other information. NovaStar Financial maintains the records and demand statements as required by these regulations.

Backup Withholding

The Code imposes a modified form of “backup withholding” for payments of interest and dividends. This withholding applies only if a stockholder, among other things,

•	fails to furnish NovaStar Financial with a properly certified taxpayer identification number;

•	fails properly to report interest or dividends from any source; or

•	under certain circumstances fails to provide NovaStar Financial or the stockholder’s securities broker with a certified statement, under penalty of perjury, that he or she is not subject to backup withholding.

The backup withholding rate is 28%, for 2003 and following years, of “reportable payments,” which include dividends. Stockholders should consult their tax advisors as to the procedure for insuring that distributions to them will not be subject to backup withholding.

NovaStar Financial will report to its stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of tax withheld, if any.

State and Local Taxes

State and local tax laws may not correspond to the federal income tax principles discussed in this section. Accordingly, prospective stockholders should consult their tax advisers concerning the state and local tax consequences of an investment in NovaStar Financial’s stock.

ERISA Investors

A fiduciary of a pension, profit-sharing plan, stock bonus plan or individual retirement account, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to the prohibited transaction provisions of the Code or the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, commonly called “ERISA,” should consider

•	whether the ownership of NovaStar Financial’s stock is in accordance with the documents and instruments governing the plan;

•	whether the ownership of NovaStar Financial’s stock is consistent with the fiduciary’s responsibilities and satisfies the requirements of Part 4 of Subtitle A of Title I of ERISA, if applicable, and, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA;

•	the prohibitions under ERISA on improper delegation of control over, or responsibility for, “plan assets” and ERISA’s imposition of co-fiduciary liability on a fiduciary who participates in, or permits, by action or inaction, the occurrence of, or fails to remedy, a known breach of duty by another fiduciary with respect to plan assets; and

•	the need to value the assets of the plan annually.

As to the “plan assets” issue noted in the third bullet point above in connection with preferred stock, the responsibility for “plan assets,” in the case of a plan’s investment in an equity interest of an entity, such as the preferred stock, which is a class of securities that are not publicly-offered securities, the plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established that, in the context of NovaStar Financial, that equity participation in the preferred stock by plan investors is not “significant.” Equity participation is not “significant” if the aggregate ownership by plans of any class of equity interests issued by NovaStar Financial is at all times less than 25%. NovaStar Financial has represented that it will not permit any class or series of preferred stock that is not publicly registered to be sold to a plan if such sale would cause ownership by plans of such class of preferred stock to equal or exceed 25% until such time as such class of preferred stock is, in the opinion of tax counsel, a publicly offered security under ERISA. NovaStar Financial will use reasonable efforts to maintain the ownership interest in the preferred stock held by plan investors at a level below the 25% limit. NovaStar Financial will be able to reject a potential investor that would cause aggregate ownership by plans to equal or exceed 25% of any class of stock that is not a publicly-offered security, excluding from such class any shares held by certain affiliates of NovaStar.

Based on certain representations of NovaStar Financial, tax and ERISA counsel is of the opinion that the common stock qualifies as “publicly offered securities” within the meaning of the regulations defining “plan assets” and therefore, in most circumstances, the common stock, and not the underlying assets of NovaStar Financial, will be considered the assets of a plan investing in the common stock.

PLAN OF DISTRIBUTION

We may sell securities to or through one or more underwriters or dealers for public offering and sale, to one or more investors directly or through agents, to existing holders of our securities directly through the issuance of stockholder rights as a dividend, or through any combination of these methods of sale. Any principal underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices (any of which may represent a discount from the prevailing market prices). We may also sell our securities from time to time through one or more agents in ordinary brokers’ transactions. Such sales may be effected during a series of one or more pricing periods at prices related to the prevailing market prices reported on the New York Stock Exchange, as shall be set forth in the applicable prospectus supplement.

In connection with the sale of securities, underwriters or agents may receive compensation from us or from purchasers of securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concession or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any principal underwriter or agent will be identified, and any such compensation received from us will be described, in the applicable prospectus supplement.

Unless otherwise specified in the related prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock which is listed on the New York Stock Exchange. Any shares of common stock sold pursuant to a prospectus supplement will also be listed on the New York Stock Exchange, subject to official notice of issuance. We may elect to list any future class or series of securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a future class or series of securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the securities.

In connection with the offering of securities hereby, underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions affected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose penalty bids under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter, or any selling group member participating in the offering, for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

The underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, including borrowers from, engage in transactions with, and perform services for, us or one or more of our affiliates in the ordinary course of business.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification against civil liabilities, including liabilities under the Securities Act.

If indicated in the applicable prospectus supplement, we will authorize agents and underwriters to solicit offers by institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and, unless we otherwise agree, the aggregate principal amount of securities sold pursuant to contracts shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject. A commission indicated in the prospectus supplement will be paid to the underwriters and agents soliciting purchases of debt securities pursuant to contracts accepted by us.

Until the distribution of the securities is completed, rules of the SEC may limit the ability of the underwriters and selling group members, if any, to bid for and purchase the securities. As an exception to these rules, the representatives of the underwriters, if any, are permitted to engage in transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of securities.

LEGAL MATTERS

Certain legal matters relating to the common stock will be passed on for us by Blackwell Sanders Peper Martin LLP, Kansas City, Missouri. Certain tax matters will be passed on for us by Irvine Law Group, P.C., Newport Beach, California. Certain matters of Maryland law, including the validity of the securities offered hereby, will be passed on for us by Venable LLP, Baltimore, Maryland.

EXPERTS

The consolidated financial statements of NovaStar Financial, Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph referring to a change in accounting principle, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file at the Commission’s public reference facilities maintained by the Commission in Washington, D.C., New York, New York, and Chicago, Illinois.

Public Reference Room	New York Regional Office	Chicago Regional Office
450 Fifth Street, N.W.	233 Broadway	500 West Madison Street, Suite 1400
Washington, DC 20549	New York, NY 10279	Chicago, IL 60661

Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms.

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by Commission rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information. You may request a free copy of any of the above filings by writing or calling:

Corporate Secretary

NovaStar Financial, Inc.

8140 Ward Parkway, Suite 300

Kansas City, MO 64114

(816) 237-7000

You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus.

We have filed the documents listed below with the Commission under the Exchange Act, and these documents are incorporated herein by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2004 (except for Items 6, 7 and 8, which have been updated in our Current Report on Form 8-K filed May 24, 2005, as amended) (including the portions of our Proxy Statement on Schedule 14A incorporated therein by reference);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	our Current Reports on Form 8-K filed January 12, 2005, February 4, 2005, February 10, 2005, February 11, 2005, February 15, 2005, February 23, 2005, March 3, 2005, March 10, 2005, March 21, 2005, March 30, 2005, April 12, 2005, May 2, 2005, May 11, 2005, May 18, 2005, May 24, 2005, as amended, and May 26, 2005; and

•	the description of our common stock included in our registration statements on Form 8-A, and any further amendment or report filed for the purpose of updating such description.

Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing those documents.

Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement. You may obtain copies of all documents which are incorporated in this prospectus by reference (including exhibits that are specifically incorporated by reference in such documents) without charge upon written or oral request to NovaStar Financial, Inc., 8140 Ward Parkway, Suite 300, Kansas City, Missouri 64114, telephone (816) 237-7000.